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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WORLD FUEL SERVICES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WORLD FUEL SERVICES CORPORATION
9800 Northwest 41st Street
Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2017

April 13, 2017

              Notice is hereby given that the Annual Meeting of Shareholders of WORLD FUEL SERVICES CORPORATION will be held on Thursday, May 25, 2017, at 8:00 a.m., Eastern Time, at the offices of Chadbourne & Parke LLP located at 1301 Avenue of the Americas, New York, NY 10019 for the following purposes:

  1.
  To elect as directors the eight nominees named in the attached proxy statement;

  2.
  To conduct a non-binding, advisory vote on executive compensation;

  3.
  To conduct a non-binding, advisory vote on the frequency of future advisory votes on executive compensation;

  4.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2017 fiscal year; and

  5.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

              These matters are more fully discussed in the accompanying proxy statement.

              Shareholders of record at the close of business on March 29, 2017 are entitled to notice of and to vote at the meeting and any adjournment thereof.

              Whether or not you expect to be present at the meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Shareholders who execute a proxy may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By Order of the Board of Directors WORLD FUEL SERVICES CORPORATION

R. Alexander Lake, Jr. Executive Vice President, Chief Legal Officer and Corporate Secretary

              We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report for the year ended December 31, 2016 on or about April 13, 2017.

Our proxy statement and annual report are available online at: www.proxyvote.com

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2017 ANNUAL MEETING

Date and Time:	Thursday, May 25, 2017, at 8:00 a.m. Eastern Time
Place:	Chadbourne & Parke LLP located at 1301 Avenue of the Americas, New York, NY 10019
Record Date:	March 29, 2017
Voting:	Each share of common stock outstanding at the close of business on March 29, 2017 has one vote on each matter that is properly submitted for a vote at the annual meeting.

PROPOSALS AND BOARD RECOMMENDATION

PROPOSAL	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	8
Non-Binding, Advisory Vote on Executive Compensation	FOR	63
Non-Binding, Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	For the Option of Every 1 YEAR	65
Ratification of PwC as our Independent Registered Certified Public Accounting Firm	FOR	66

2016 EXECUTIVE COMPENSATION HIGHLIGHTS

The following summary of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders. For a comprehensive discussion of our executive compensation, see "Compensation Discussion and Analysis", beginning on page 31 of this proxy statement.

What We Do	What We Don't Do

✓

Executive compensation program tied to our financial and operating performance and the creation of shareholder value

✓

Robust stock ownership guidelines applicable to executive officers

✓

Rigorous stock retention requirements applicable to NEOs

✓

Policies prohibiting hedging of shares by NEOs, employees and directors

✗ NEOs not eligible for guaranteed bonuses ✗ No tax gross ups ✗ No excessive perquisites ✗ No single-trigger vesting of awards upon a change of control

BOARD AND GOVERNANCE HIGHLIGHTS

We believe good governance is critical to achieving long-term shareholder value. The following table summarizes certain highlights of our corporate governance practices, policies and highlights. For a comprehensive discussion of our corporate governance policies, see "Corporate Governance", beginning on page 13 of this proxy statement.

✓

Director resignation policy for all directors in uncontested elections

✓

Annual election of directors

✓

Majority independent board

✓

Regular shareholder engagement on governance, compensation and other issues of interest to our shareholders

✓

Robust stock ownership guidelines applicable to directors

✓

Independent lead director facilitates and strengthens the Board's independent oversight

✓

Independent directors meet in executive session without management present

✓

Strong board oversight of risk management process

✓

Annual board evaluations and self-assessments

✓

Policies prohibiting hedging of shares by directors

✓

No related party transactions in 2016

WORLD FUEL SERVICES CORPORATION
9800 Northwest 41st Street
Miami, Florida 33178

 PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 25, 2017

The proxy materials listed below are available to you at www.proxyvote.com. You will need your 12-digit control number found on your proxy card, voter instruction form or Notice of Internet Availability to access these materials:

  •
  our annual report for the fiscal year ended December 31, 2016;

  •
  our 2017 proxy statement (including all attachments thereto);

  •
  the proxy card; and

  •
  any amendments to the foregoing materials that are required to be furnished to shareholders.

              Among other things, this proxy statement contains information regarding (i) the date, time and location of the meeting; (ii) a list of the matters being submitted to our shareholders; and (iii) information concerning voting for these matters at the meeting.

INTRODUCTION

              This proxy statement is furnished to the shareholders of World Fuel Services Corporation in connection with the solicitation of proxies by the Board of Directors, or the "Board", for the 2017 annual meeting of shareholders, or the "Annual Meeting". The terms "World Fuel", "Company," "we," "our" and "us" used in this proxy statement refer to World Fuel Services Corporation and its subsidiaries unless the context otherwise requires.

              We are utilizing the Securities and Exchange Commission, or "SEC", rule allowing companies to furnish proxy materials to their shareholders over the Internet. In accordance with this rule, on or about April 13, 2017, we sent our shareholders at the close of business on March 29, 2017 a Notice of Internet Availability of Proxy Materials for the Annual Meeting, which we refer to as the "Notice". The Notice contains instructions on how to access our proxy statement and annual report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions included in the Notice for requesting such materials at no charge.

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QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the date, time and place of the Annual Meeting?

              Our Annual Meeting will be held on Thursday, May 25, 2017, at 8:00 a.m., Eastern Time, at the offices of Chadbourne & Parke LLP located at 1301 Avenue of the Americas, New York, NY 10019.

What am I being asked to vote on and what is the Board recommendation?

              At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below:

	Proposal	Board Recommendation
1.	To elect eight directors each for a term expiring at the next annual meeting or until his successor has been duly elected and qualified.	FOR each Director Nominee
2.	To approve on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion below.	FOR
3.	To recommend the frequency of future advisory votes on executive compensation.	For the Option of Every 1 YEAR
4.	To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered certified public accounting firm for the 2017 fiscal year.	FOR

              You will also be asked to consider and act upon such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

              Only holders of record of our common stock at the close of business on March 29, 2017, the record date for the Annual Meeting, are entitled to notice of, and to attend and vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 69,061,810 shares of our common stock were issued and outstanding.

What is the difference between a shareholder of record and a beneficial owner?

              If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the "shareholder of record."

              If your shares are held by a brokerage firm, bank, trustee, other agent or record holder, each sometimes referred to as a "nominee", you are considered the "beneficial owner" of shares held in street name. The Notice has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the

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Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

What are the voting rights of our shareholders?

              Our shareholders have one vote per share of our common stock owned on the record date for each matter properly presented at the Annual Meeting. For example, if you owned 100 shares of our common stock at the close of business on March 29, 2017, you can cast 100 votes for each matter properly presented at the Annual Meeting. Holders of our common stock have no cumulative voting rights.

What constitutes a quorum?

              A quorum will be present at the Annual Meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the Annual Meeting in person or by proxy. If a quorum is not present at the Annual Meeting, we expect to postpone or adjourn the Annual Meeting to solicit additional proxies. Abstentions and broker non-votes (as described below) will be counted as shares present and entitled to vote for the purpose of determining the presence or absence of a quorum.

What are "broker non-votes" and how are they treated?

              A "broker non-vote" occurs when a bank, broker, trustee, agent or other holder of record holding shares for a beneficial owner withholds its vote on a particular proposal because that holder does not have discretionary voting power for such proposal and has not received instructions from the beneficial owner. If your broker is the shareholder of record, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, the rules of the New York Stock Exchange, or "NYSE", allow brokers the discretionary authority to vote your shares with respect to "routine" matters but not "non-routine" matters.

              The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions. If they cannot, such broker non-vote will not be counted as a vote cast and will therefore have no impact on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?
Election of Directors	No
Non-Binding, Advisory Vote on Executive Compensation	No
Non-Binding, Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	No
Ratification of Independent Registered Certified Public Accounting Firm	Yes

              If other matters are properly brought before the Annual Meeting and they are not considered routine under the applicable NYSE rules, shares held by a bank, broker or other holder of record holding shares for a beneficial owner will not be voted on such non-routine matters by that holder unless that holder has received voting instructions. As stated above, broker non-votes are counted as present for the purpose of determining whether a quorum is present.

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How are abstentions treated?

              Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

Will my shares be voted if I do not provide my proxy?

              If your shares are held in the name of a bank, broker or other holder of record, they may be voted by the bank, broker or other holder of record with respect to "routine" matters (as described above under the caption "What are "broker non-votes" and how are they treated?") even if you do not give the bank, broker or other holder of record specific voting instructions. If you are a shareholder of record and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting.

How do I vote?

    To Vote by Internet, Telephone or Mail:

              You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

  •
  To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12-digit control number included on your proxy card, voter instruction form or Notice.

  •
  To vote by telephone, dial the number listed on your proxy card, your voter instruction form or Notice. You will need the 12-digit control number included on your proxy card, voter instruction form or Notice.

  •
  If you received a Notice and wish to vote by traditional proxy card, you can request a full set of materials at no charge through one of the following methods:

    1)
    By Internet: by visiting www.proxyvote.com

    2)
    By phone: by using the phone number listed on the Notice

              To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. Eastern Time on Wednesday, May 24, 2017.

    To Vote in Person:

              If your shares are registered in your name, you must bring a valid photo identification and deliver your completed proxy card or ballot in person.

              If you hold your shares in "street name," you will need to bring a valid photo identification to the Annual Meeting and obtain a legal proxy from your bank, broker or other nominee to vote the shares that are held for your benefit, attach such legal proxy to your completed proxy card and deliver it in person.

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What vote is required for the proposals?

Proposal	Description of Votes Needed
Election of Directors

The eight nominees for election as directors will be elected by a "plurality" of the votes cast at the Annual Meeting. This means that the eight nominees who receive the highest number of "FOR" votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Withhold votes will not be counted as votes cast either for or against the election of a director and will have no effect on the results of the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. See page 8 of this proxy statement for additional information about our director resignation policy in uncontested elections.

Non-Binding, Advisory Vote on Executive Compensation	The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding, advisory vote with respect to executive compensation.
Non-Binding, Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The frequency (every one, two, or three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to the non-binding, advisory vote on the frequency of future advisory votes on executive compensation.

Ratification of Independent Registered Certified Public Accounting Firm

The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PwC as our independent registered public accounting firm for the 2017 fiscal year.

How will my proxy holder vote?

              The enclosed proxy designates Michael J. Kasbar, our Chairman, President and Chief Executive Officer and Paul H. Stebbins, Chairman Emeritus, to hold your proxy and vote your shares. Messrs. Kasbar and Stebbins will vote all shares of our common stock represented by properly executed proxies received in time for the Annual Meeting in the manner specified by the holders of those shares. Messrs. Kasbar and Stebbins intend to vote all shares of our common stock represented by proxies that are properly executed by the record holder but that otherwise do not contain voting instructions as follows:

Proposal
Election of Directors	FOR each Director Nominee
Non-Binding, Advisory Vote on Executive Compensation	FOR
Non-Binding, Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	For the Option of Every 1 YEAR
Ratification of Independent Registered Certified Public Accounting Firm	FOR

World Fuel Services Corporation     |     2017 Proxy Statement    5

What happens if additional matters are presented at the Annual Meeting?

              Other than the items of business described above, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy to the proxy holders named in the attached proxy card, such persons will vote in accordance with the recommendation of our Board, "FOR" or "AGAINST" such other matters.

Can I change my vote after I have voted?

              Voting by telephone, over the Internet or by mailing a proxy card does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy, whether submitted via telephone, the Internet or mail, at any time prior to its exercise by (i) filing with our Corporate Secretary a duly executed revocation of proxy, (ii) properly submitting, either by telephone, mail or Internet, a proxy to our Corporate Secretary bearing a later date or (iii) appearing at the Annual Meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

If I plan to attend the Annual Meeting, should I still vote by proxy?

              Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you vote in advance and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote.

What do I need to bring with me in order to attend the Annual Meeting?

              If you are a shareholder of record, you will need to bring with you to the Annual Meeting any proxy card that is sent to you and valid photo identification. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.

              If you are the beneficial owner of shares held in street name, bring with you to the Annual Meeting your most recent brokerage statement or a letter from your bank, broker, trustee, agent or other record holder indicating that you beneficially owned shares of our common stock on March 29, 2017 and valid photo identification. We can use that to verify your beneficial ownership of common stock and admit you to the Annual Meeting. If you intend to vote at the Annual Meeting, you also will need to bring to the Annual Meeting a legal proxy from your bank, broker, trustee, agent or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Where can I find voting results of the Annual Meeting?

              We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.

How can I nominate directors at an Annual Meeting?

              Our By-Laws provide that a shareholder wishing to nominate a director at a shareholders' meeting must deliver written notice to our Corporate Secretary that meets the procedural and disclosure requirements set forth in our By-Laws, including disclosure of: (i) the relationship between the nominating shareholder and the underlying beneficial owner, if any, and such parties' stock holdings and derivative positions in our securities; (ii) information we deem appropriate to ascertain the nominee's qualifications to serve on the Board, including disclosure of compensation arrangements

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between the nominee, the nominating shareholder and the underlying beneficial owner, if any; and (iii) any other information required to comply with the proxy rules and applicable law. These requirements are more fully described in Article I, Section 7 of our By-Laws, a copy of which will be provided without charge to any shareholder upon written request to our Corporate Secretary.

What was the deadline to nominate a director for the Annual Meeting?

              According to the advance notice provisions contained in our By-Laws, any shareholder who intended to nominate a director at the Annual Meeting was required to deliver a notice to our Corporate Secretary at World Fuel Services Corporation, 9800 Northwest 41st Street, Miami, FL 33178 not less than 90 days (February 27, 2017) nor more than 120 days (January 26, 2017) prior to the anniversary date of the 2016 annual meeting of shareholders (May 26, 2017). A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Who should I call with other questions?

              If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: World Fuel Services Corporation at 9800 Northwest 41st Street, Miami, Florida 33178, Attention: Corporate Secretary, Telephone: (305) 428-8000.

World Fuel Services Corporation     |     2017 Proxy Statement    7

I. PROPOSAL NO. 1—ELECTION OF DIRECTORS

              Eight individuals have been nominated to serve as our directors for the ensuing year and until their successors shall have been duly elected and qualified. All of such persons are presently directors. One individual who is presently serving as a director, Mr. Myles Klein, will not be seeking another term.

              The persons named as proxies in the accompanying proxy card have advised management that unless authority is withheld in the proxy, they intend to vote for the election of the individuals listed as nominees in the table below. We do not contemplate that any nominee named in the table will be unable or will decline to serve. However, if any nominee is unable to serve or declines to serve, the persons named in the accompanying proxy card may vote for another person, or persons, in their discretion, unless our Board of Directors chooses to reduce the number of directors serving on the Board. In accordance with our By-Laws, the Board may consist of four to ten directors, and the Board may increase or decrease the number of directors by amending our By-Laws. The Board presently consists of nine directors.

Director Resignation Policy

              We have adopted a director resignation policy for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In uncontested elections of directors, such as this election, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election must promptly tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the Board whether the Board should accept or reject the resignation or whether other action should be taken. The Board will publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. The director whose resignation is under consideration will not participate in the recommendation of the Governance Committee or deliberations of the Board with respect to his or her resignation. If a director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. A copy of our director resignation policy, included in our Corporate Governance Principles, is available on our website at www.wfscorp.com. Our website and information contained on our website are not part of this proxy statement and are not incorporated by reference in this proxy statement.

Director Nominees

              We believe that each of our nominees possesses the experience, skills and qualities to fully perform his duties as a director and to contribute to our success. In addition, each of our nominees is being nominated because they each possess the highest standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our shareholders and are able to dedicate sufficient time to fulfilling their obligations as a director. Our nominees as a group complement each other and each other's respective experiences, skills and qualities. For an additional discussion of the nomination process, see "The Governance Committee and Nominating Subcommittee" beginning on page 19 of this proxy statement.

              The following table sets forth certain information with respect to each nominee for election to the Board. The biographies of each of the nominees and directors contain information regarding the individual's service as a director, business experience, director positions held currently or within the last five years, and the experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a director of the Company.

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MICHAEL J. KASBAR

Chairman, President and Chief Executive Officer Age: 60 Director Since: 1995	Mr. Kasbar has served as Chairman of the Board since May 2014 and has served as President and Chief Executive Officer of the Company since January 2012. From July 2002 to December 2011, he served as President and Chief Operating Officer of the Company. From January 1995 to July 2002, he served as Chief Executive Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), at the time our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Kasbar was an officer, shareholder and director of Trans-Tec Services, Inc., a global marine fuel services company, and its affiliated companies. Mr. Kasbar co-founded Trans-Tec Services, Inc. in 1985 and has extensive executive experience in the fuel services business. Mr. Kasbar is also a member of the Business Roundtable. Mr. Kasbar is the first cousin of Richard A. Kassar, a director of the Company.

Mr. Kasbar brings to the Board a unique understanding of our strategies and operations through over 20 years of service to our Company and 30 years of experience in the fuel services business.

KEN BAKSHI

Director Age: 67 Director Since: 2002 Committees: • Compensation (Chairman) • Nominating Subcommittee (Chairman) • Governance • Technology and Operations	Mr. Bakshi has served as a director of the Company since 2002. Since June 2003, Mr. Bakshi has also been managing partner of Trishul Capital Group LLC and Trishul Advisory Group LLC, two privately-owned equity investment and consulting companies. From July 2013 to June 2015, Mr. Bakshi served as Executive Chairman of the board of directors of Amala Inc., a skin care products company. Prior to that, from April 2008 to July 2013, he was Chairman of the board of directors and Chief Executive Officer of Amala Inc. From March 2006 through June 2009, he was Vice Chairman of the board of directors of Row 2 Technologies, a software development firm he co-founded, and from December 2002 to February 2006, he was employed by Row 2 Technologies as Chief Executive Officer. From July 2000 to December 2002, he was employed as Executive Vice President and Chief Operating Officer of Vistaar, Inc., an incubator of business-to-business internet based marketplaces. From 1998 to 2000, Mr. Bakshi served as Senior Vice-President of Wyeth (formerly known as American Home Products Corp.), a NYSE company. Prior to 1998, Mr. Bakshi served in various capacities with American Home Products Corp. and American Cyanamid Company, which was acquired by American Home Products Corp. in 1994.

Mr. Bakshi brings to the Board extensive experience in private equity investments, management consulting and technology and significant executive experience running operating units within large multinational publicly-traded corporations.

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JORGE L. BENITEZ

Director Age: 57 Director Since: 2015 Committees: • Governance • Technology and Operations (Chairman)	Mr. Benitez has served as a director of the Company since January 2015. Mr. Benitez retired from Accenture plc in September 2014 after more than 33 years of service, the last three years of which Mr. Benitez served as Chief Executive Officer of North America, where he had primary responsibility for Accenture's business and operations in North America. From September 2006 to August 2011, Mr. Benitez served as Chief Operating Officer, Products Operating Group, the largest of Accenture's five operating groups, where he was responsible for executing the business strategy and ensuring operational excellence across a wide set of consumer industry groups, including: automotive; air, freight and travel services; industrial equipment; and infrastructure and transportation services. Prior to that, Mr. Benitez held various senior leadership roles and other positions since joining Accenture in 1981. Mr. Benitez now serves as a director and member of the risk and compliance committee of Fifth Third Bancorp, a NASDAQ company.

Mr. Benitez brings to the Board his extensive experience developing and executing business strategies across a range of industries, particularly air, freight and travel and transportation services, as well as significant executive experience running operating units within a large multinational publicly-traded corporation.

RICHARD A. KASSAR

Director Age: 69 Director Since: 2002 Committees: • Audit • Compensation • Governance • Technology and Operations	Mr. Kassar has served as a director of the Company since 2002. Mr. Kassar is the Chief Financial Officer of Freshpet Company, a NASDAQ company [FRPT] since July 2014 and is currently a principal of Go7Brands, LLC, a brand management company, where he also serves as Senior Vice-President and Chief Financial Officer. Previously, Mr. Kassar had served as President of Freshpet Company from January 2011 to July 2014 and as Chief Executive Officer from October 2006 to December 2010. From February 2002 to July 2006, Mr. Kassar was the Senior Vice President and Chief Financial Officer of The Meow Mix Company, a cat food company. From May 2001 to January 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From December 1999 to May 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands, a manufacturer of household products. From 1986 to December 1999, he was employed by Chock Full O'Nuts, a coffee company, in various positions, and most recently served as Senior Vice President and Chief Operating Officer. Mr. Kassar also served as a director, member of the compensation committee and chairman of the audit committee of Vaughan Foods, Inc., a NASDAQ company until March 2010, which was sold in October 2011. Until March 2010, Mr. Kassar also served as a director, member of the compensation committee and chairman of the audit committee of Velocity Express, Inc., a NASDAQ company until August 2009, which was sold in November 2009. Mr. Kassar is the first cousin of Michael J. Kasbar, our Chairman, President and Chief Executive Officer.

Mr. Kassar brings to the Board his extensive executive experience in brand management, consumer products and corporate finance and has significant experience as a senior finance executive.

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JOHN L. MANLEY

Director Age: 68 Director Since: 2010 Committees: • Audit (Chairman) • Governance • Technology and Operations	Mr. Manley has served as a director of the Company since October 2010. Mr. Manley retired from Deloitte & Touche LLP in 2009 after more than 27 years as a partner, the last three years of which Mr. Manley was Managing Partner of Deloitte's Northeast Region Audit and Enterprise Risk Services Practice. Mr. Manley founded and was the National Director of Deloitte's Regulatory Consulting Practice, which included practices in financial services, health care, government contracting, energy and utilities. Before joining Deloitte, Mr. Manley had seven years of regulatory experience with the SEC and the Commodity Futures Trading Commission, or CFTC, in various positions, including serving as the Chief Accountant and Director of the Division of Trading and Markets of the CFTC. Mr. Manley served as a director and Chairman of the audit committee of UBS Trust Company N.A. from 2013 to August 2015. Mr. Manley is a Certified Public Accountant, on inactive status.

Mr. Manley brings to the Board extensive executive management, financial reporting, risk management and regulatory experience.

J. THOMAS PRESBY

Director, Lead Independent Director Age: 77 Director Since: 2003 Committees: • Audit • Governance • Nominating Subcommittee	Mr. Presby has served as a director of the Company since February 2003. Mr. Presby retired in 2002 as a partner in Deloitte Touche Tohmatsu, an accounting and consulting firm. At Deloitte, Mr. Presby held numerous positions in the U.S. and abroad, including the posts of Deputy Chairman and Chief Operating Officer. Mr. Presby now serves as a director of First Solar, Inc., where he chaired the audit committee for ten years. In addition, Mr. Presby served as a director and chairman of the audit committee of Exam Works Group, Inc. from June 2009 to July 2016, of Invesco Ltd. from November 2005 to May 2015, of Tiffany & Co. from November 2003 to May 2012, and of American Eagle Outfitters from December 2005 until January 2011. Mr. Presby also previously served as a director and chairman of the audit committees of Greenpoint Financial Corp., Practice Works Inc., TurboChef Technologies, Inc. and the German Marshall Fund of the United States. He previously served as a trustee of Rutgers University and Montclair State University. Mr. Presby is a Certified Public Accountant and a holder of the NACD Certificate of Director Education. Mr. Presby was named one of the top 100 directors of 2011 by the NACD.

Mr. Presby brings to the Board extensive experience in finance and accounting as well as significant management experience in the U.S. and abroad.

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STEPHEN K. RODDENBERRY

Director Age: 68 Director Since: 2006 Committees: • Governance (Chairman; Presiding Director) • Compensation	Mr. Roddenberry has served as a director of the Company since June 2006. Mr. Roddenberry is a partner in the law firm of Akerman LLP where he has been employed as an attorney since 1988.

Mr. Roddenberry brings to the Board extensive experience in private equity mergers and acquisitions, investment management, venture capital, public finance and securities.

PAUL H. STEBBINS

Chairman Emeritus Age: 60 Director Since: 1995	Mr. Stebbins has served as Chairman Emeritus since May 2014 and has served as a director of the Company since June 1995. Prior to his appointment as Chairman Emeritus, from January 2012 to May 2014, Mr. Stebbins served as Executive Chairman of the Board. From July 2002 to December 2011, he served as Chairman of the Board and Chief Executive Officer of the Company and, from August 2000 to July 2002, he served as President and Chief Operating Officer. From January 1995 to August 2000, Mr. Stebbins served as President and Chief Operating Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), at the time our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Stebbins was an officer, shareholder and director of Trans-Tec Services, Inc., a global marine fuel services company, which Mr. Stebbins co-founded in 1985. In December 2006, Mr. Stebbins joined the board of directors of First Solar, Inc., a NASDAQ company, and currently serves as the chairman of the nominating and governance committee and a member of the audit and compensation committees. Mr. Stebbins is a member of the Board of Trustees of the Amigos de las Americas Foundation of Houston, Texas (amigosinternational.org) and Board of Directors of The Silk Road Project founded by Yo-Yo Ma (silkroadproject.org). Mr. Stebbins is also a member of the leadership council of Fix The Debt Campaign (fixthedebt.org) and the Council on Foreign Relations, as well as the Energy Security Leadership Council of S.A.F.E. (Securing America's Future Energy—secureenergy.org).

Mr. Stebbins brings to the Board a unique understanding of our strategies and operations through over 20 years of service to our Company and 30 years of experience in the fuel services business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE DIRECTOR NOMINEES.

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II. CORPORATE GOVERNANCE

Board Leadership Structure

              The Board regularly considers the appropriate leadership structure for the Company and does not have a formal policy with respect to the separation of the positions of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different Board leadership structures may be appropriate for the Company at different times, and that it should have the flexibility to make this decision based on its evaluation of current circumstances. When making this decision, the Board considers factors such as:

  •
  the person filling each role;

  •
  the presence of a lead independent director and the person in that role;

  •
  the composition, independence, and effectiveness of the entire Board;

  •
  other corporate governance structures in place; and

  •
  the Company's management succession plan.

              Mr. Kasbar currently serves as Chairman of the Board in addition to his role as President and Chief Executive Officer. Our Board believes that our Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board given that he has the primary responsibility for managing the Company's day-to-day operations and therefore has a detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. The Board also believes that the Chief Executive Officer serving as Chairman of the Board further promotes information flow between management and the Board and enhances the quality of the Board's overall decision-making process.

              In making its decision to combine the roles of Chief Executive Officer and Chairman of the Board, the Board considered that its leadership structure was appropriate given the following strong governance structures and processes that are in place to ensure the independence of the Board, eliminate conflicts of interest and prevent the dominance of the Board by senior management:

  •
  the presence of, and the responsibilities and authority of, the Board's strong lead independent director;

  •
  the composition of the Board which includes a super-majority of independent non-management directors;

  •
  the composition of the Board's standing committees which are comprised of and chaired solely by independent non-management directors;

  •
  the fact that the independent non-management directors meet in regular executive sessions without management present to discuss the effectiveness of our management, the quality of the Board meetings and any other issues and concerns; and

  •
  the fact that all Board members have unrestricted access to management and outside advisors.

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Lead Independent Director

              Our lead independent director is elected annually by the independent directors and has duties consistent with best practices, including:

  •
  presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors at which the Chairman of the Governance Committee is not present;

  •
  serving as a liaison between the Chairman of the Board and the independent directors;

  •
  approving meeting agendas for the Board;

  •
  approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

  •
  having the authority to call meetings of the independent directors;

  •
  if requested by major shareholders, ensuring that he or she is available for consultations and direct communication;

  •
  having the authority to retain outside advisors and consultants who report directly to the Board; and

  •
  consulting with and assisting the Chief Executive Officer in accomplishing his objectives as the Chief Executive Officer deems appropriate.

              Currently, Mr. Presby serves as our lead independent director. Assuming that both Messrs. Roddenberry and Presby are re-elected to the Board, immediately after the Annual Meeting, Mr. Presby will step down as our lead independent director and the independent directors intend to elect Mr. Rodenberry as our lead independent director. The Board believes that having a lead independent director benefits us and our shareholders by providing leadership and an organizational structure for the independent directors.

Shareholder Engagement

              We regularly engage with our shareholders to understand better their perspectives on our Company, including our strategies, performance, matters of corporate governance and executive compensation. This dialogue has helped inform the Board's decision-making and ensure our interests remain well-aligned with those of our shareholders. In recent years, these engagements covered governance issues, such as majority voting, board leadership and director nomination processes, and compensation and capital allocation policies. During 2016, we interacted with 17 of the 25 largest active shareholders of our common stock, representing approximately 50% percent of our shares. We believe that all these engagements provide valuable feedback and this feedback is shared regularly with the Board and its relevant committees. As a result of the feedback we received from our shareholders in the past few years, we have, among other things:

  •
  adopted a director resignation policy for all directors in uncontested elections;

  •
  enhanced our disclosure regarding our director nomination process and the combined skills of our board;

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  •
  modified our compensation programs for our segment executives so that their compensation is more closely aligned with the company's aggregate financial performance; and

  •
  modified our 2016 long-term incentive compensation programs to enhance predictability and shareholder alignment.

Meetings

              During 2016, the Board met seven times. Each current director attended at least 75% of the total number of meetings of the Board and the total number of meetings held by each of the Board committees on which he served. In addition, it is our policy that each director should attend all meetings of shareholders, absent extenuating circumstances. All of our directors attended the 2016 annual meeting of shareholders.

              All of our independent directors meet in executive session (without management present) prior to each scheduled Board meeting and at other times as they may deem necessary. Mr. Roddenberry currently serves as the Presiding Director over all executive sessions of the independent directors.

Director Independence

              Our Corporate Governance Principles require that a majority of our directors meet the standards for independence required by the listing standards of the NYSE. In addition, members of our Audit Committee must meet the independence standards for Audit Committee members adopted by the SEC. Members of the Audit Committee must also have no relationship with us that interferes with their exercise of independent judgment. Members of our Compensation Committee must meet the independence standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the NYSE listing standards and Section 162(m) of the Internal Revenue Code (the "Code"). The Board may also consider other factors in making its determination that a director has no material relationship with us that could compromise that director's independence.

              Our Corporate Governance Principles provide that no more than two members of management shall serve on the Board. Our Board affirmatively determined that seven of the eight existing non-management directors, Messrs. Bakshi, Benitez, Kassar, Klein, Manley, Presby and Roddenberry are independent of us and our management under NYSE listing standards, and our Audit Committee members and Compensation Committee members are independent under the standards applicable to membership in such committees. In making this determination, our Board considered that Mr. Kassar is the first cousin of Mr. Kasbar, and the Board determined that the familial relationship between Messrs. Kasbar and Kassar was not material because it would not adversely affect Mr. Kassar's ability to exercise his independent judgment as our director. Mr. Kasbar is not deemed to be an independent director because of his employment relationship with us. Additionally, although Mr. Stebbins is a non-management director, he is not deemed to be independent because of his recent employment relationship with us, which existed within the last three years. As a result, Messrs. Kasbar and Stebbins are precluded from sitting on our Audit, Compensation, Governance and Technology and Operations Committees.

Committees of the Board

              Our Board has four standing committees: the Governance Committee, the Audit Committee, the Compensation Committee and the Technology and Operations Committee. The following table

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illustrates the current membership of each of our Board's committees, which are composed entirely of independent directors:

Director	Audit	Compensation	Governance	Technology and Operations
Ken Bakshi		Chairman
Jorge L. Benitez				Chairman
Richard A. Kassar
Myles Klein
John L. Manley	Chairman
J. Thomas Presby
Stephen K. Roddenberry			Chairman

              As discussed above, Mr. Klein is not seeking another term on the Board, thus the size of the Audit Committee will be reduced to three members and the Governance Committee will be reduced to six members.

              Each of the Board's committees operates under a written charter adopted by our Board which addresses the purpose, duties and responsibilities of the committee. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. During 2016, each of the committees reviewed its charter, and the Audit Committee and Technology and Operations Committee revised their charters. A current copy of each committee charter can be found on our website at www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. In 2016, members of each of the committees conducted evaluations of their respective committee's performance during 2016 in accordance with the requirements of their respective committee charters.

The Audit Committee

              The Audit Committee consists of Messrs. Kassar, Klein, Presby and Manley, who serves as Chairman. The Audit Committee held nine meetings during 2016.

    Independence and Financial Expertise

              The Board has determined that all of the members of the Audit Committee meet the NYSE standards of independence, financial literacy and accounting or related financial management expertise, and the SEC's requirements with respect to the independence of audit committee members. The Board has determined that two members of the Audit Committee, Messrs. Manley and Presby, meet the SEC's definition of an "audit committee financial expert."

              The charter provides that a member of the Audit Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee. None of the members of our Audit Committee currently serve on the audit committees of more than two other public companies.

    Responsibilities

              Our management is responsible for preparing our consolidated financial statements and for the financial reporting process. The independent registered certified public accounting firm is responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting

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principles generally accepted in the United States. Acting for the Board, the Audit Committee provides oversight of the financial reporting process and the internal control system. The Audit Committee is responsible for:

  •
  reviewing the qualifications, independence and performance of our independent registered certified public accounting firm;

  •
  approving the appointment of our independent registered certified public accounting firm for the ensuing year;

  •
  reviewing the scope and budget for the annual audit;

  •
  reviewing with the independent registered certified public accounting firm the results of the audit engagement, including a review of the consolidated financial statements;

  •
  approving all audit and non-audit services to be provided by the independent registered certified public accounting firm;

  •
  reviewing the scope of, and compliance with, our internal controls;

  •
  reviewing the effectiveness of our internal audit function;

  •
  reviewing and discussing with management and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment, risk management programs, and information security;

  •
  establishing procedures for: (i) the receipt, retention, and treatment of complaints received by the Company from our employees regarding accounting, internal accounting controls, and auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  •
  monitoring and reviewing annually our compliance with our Code of Conduct;

  •
  at least annually, reviewing with Company counsel any legal matters that could have significant impact on our financial statements or our compliance with applicable laws and regulations; and

  •
  recommending to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K.

The Compensation Committee

              The Compensation Committee consists of Messrs. Kassar, Roddenberry and Bakshi, who serves as Chairman. During 2016, the Compensation Committee held seven meetings.

    Independence

              The Board has determined that each member of the Compensation Committee is independent pursuant to NYSE listing standards, Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. In affirmatively determining the independence of each Compensation Committee member, the Board

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considers all factors specifically relevant to determining whether such director has a relationship with us or any of our subsidiaries which is material to such director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director; and (ii) whether such director is affiliated with us, a subsidiary of ours or an affiliate of one of our subsidiaries. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

    Responsibilities

              The role of the Compensation Committee is to establish and oversee the compensation plans, policies and programs applicable to our executive officers. The Compensation Committee is responsible for:

  •
  annually determining the goals and objectives relevant to the compensation of our Chief Executive Officer and Chairman of the Board (if an officer of the Company);

  •
  evaluating the performance of our Chief Executive Officer and Chairman of the Board (if an officer of the Company) in light of such goals and objectives;

  •
  establishing the compensation levels of our Chief Executive Officer and Chairman of the Board (if an officer of the Company), including long-term incentive compensation, based on this evaluation;

  •
  annually reviewing and approving goals and objectives relevant to the other named executive officers, based upon recommendations of our Chief Executive Officer;

  •
  evaluating the performance of each named executive officer in light of such goals and objectives;

  •
  establishing the named executive officers' compensation levels, including long-term incentive compensation, based on this evaluation and the recommendations of our Chief Executive Officer;

  •
  annually reviewing and approving the compensation of other executive officers, if any, based upon recommendations of our Chief Executive Officer;

  •
  reviewing and making recommendations to the Board with respect to stock option, equity-based and incentive compensation plans and the administration of such plans;

  •
  establishing and monitoring compliance with stock retention and ownership requirements for executive officers;

  •
  approving employment, severance and consulting contracts with executive officers;

  •
  conducting a risk assessment of our compensation policies and practices with respect to all employees, including named executive officers on an annual basis;

  •
  reviewing and discussing with management the Compensation Discussion and Analysis included in our annual proxy statement or annual report on Form 10-K and recommending such inclusion to the Board;

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  •
  reviewing the results of any advisory shareholder votes on executive compensation and considering whether to recommend adjustments to our executive compensation policies and practices as a result of such votes;

  •
  with the Governance Committee, considering management development and succession; and

  •
  reviewing and making recommendations to the Board on non-management director compensation, including stock ownership requirements.

Compensation Committee Interlocks and Insider Participation

              During the 2016 fiscal year, Messrs. Bakshi, Kassar and Roddenberry served as members of our Compensation Committee. None of these directors was employed by us during that time and there were no "compensation committee interlocks" as described under the SEC rules.

The Governance Committee and Nominating Subcommittee

              Currently, the Governance Committee consists of seven independent directors: Messrs. Bakshi, Benitez, Kassar, Klein, Manley, Presby and Roddenberry, who serves as Chairman. The Governance Committee meets in executive session (without management present) prior to each scheduled Board meeting and at other times as it deems necessary. The Governance Committee held five meetings during 2016.

    Independence

              The Board has determined that each member of the Governance Committee is independent pursuant to NYSE listing standards.

    Responsibilities

              The Governance Committee is responsible for:

  •
  recommending to the Board the corporate governance principles and polices applicable to us;

  •
  leading the Board in its annual performance evaluation of the Board and its individual members;

  •
  identifying individuals qualified to become members of the Board;

  •
  reviewing qualifications of, and recommending to the Board, the director nominees for the annual meeting of shareholders and to fill vacancies and newly created directorships;

  •
  recommending to the Board the members to serve on the Board's committees;

  •
  recommending to the Board criteria for Board membership and the size and composition of the Board;

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  •
  recommending performance criteria for the Board and reviewing the procedures, effectiveness and performance of the Board as a whole, the individual directors and the Board's committees;

  •
  recommending to the Board whether to accept or reject a director resignation, or take other action, where a director receives a greater number of "withheld" than "for" votes in an uncontested election;

  •
  recommending overall compensation for directors;

  •
  reviewing and approving related person transactions;

  •
  with the Compensation Committee, considering management development and succession; and

  •
  annually evaluating the performance of the named executive officers and discussing any changes to the named executive officers' compensation.

    Nominating Subcommittee

              The Nominating Subcommittee was formed by the Governance Committee to assist the Governance Committee with identifying and recruiting qualified candidates for Board membership. The Nominating Subcommittee, which does not have a separate committee charter, consists of two of the members at large of the Governance Committee, currently Messrs. Presby and Bakshi, who serves as Chairman.

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    Director Nominee Qualifications and the Nomination Process

              The Governance Committee believes that the Board should collectively possess a broad range of skills, knowledge, business experience and diversity of backgrounds that provides effective oversight of our business. The Governance Committee has established a matrix of skills and experience which it has determined would be beneficial to have represented on our Board based on a number of factors, including the Company's current operating requirements, business strategy, and the long-term interests of our shareholders. The following table highlights certain of the skills and experience of our Board (additional details are set forth in their individual biographies beginning on page 9 of this proxy statement):

Skills and Qualifications	Michael J. Kasbar	Ken Bakshi	Jorge L. Benitez	Richard A. Kassar	Myles Klein	John L. Manley	J. Thomas Presby	Stephen K. Roddenberry	Paul H. Stebbins
Accounting/Finance to provide insight and guidance on financial reporting, internal controls, our capital structure and financial transactions		•	•	•	•	•	•		•
Commodities Trading to understand and advise on the fuel price risk management aspect of our operations	•					•			•
Corporate Governance / Other Public Company Directorship to ensure a solid background and knowledge necessary to understand oversight and governance roles			•	•		•	•	•	•
Information Technology to assess the best tools to enhance business operations and customer experience	•	•	•
International Operations to aid in the oversight of our extensive global operations	•	•	•				•		•
Investment Banking/Capital Markets to evaluate our investment and capital raising strategies				•				•	•
Legal and Regulatory to understand and evaluate the complex regulatory environment in which our business operates and our legal risks and obligations						•		•
Management to oversee the leadership and performance of our senior management	•	•	•				•		•

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              The Governance Committee periodically assesses the skills and experience required of directors, comparing the Company's needs in Board composition and the individual skills and experience of our directors. This assessment enables the Governance Committee to update the skills and experience it seeks in the Board, as a whole and in individual directors, as the Company's needs evolve over time in order to maintain a balance of knowledge, experience and capabilities. As a result of such periodic assessment, the Governance Committee evaluates current directors and potential director nominees and will recommend any changes to Board size or composition that it believes is necessary to create a balanced and effective Board. To the extent that the Governance Committee believes that specific skills or experience needs to be added to the Board, the Governance Committee initiates a search for a Board nominee, seeking input from board members and senior management, and hiring a search firm, if deemed necessary.

              The Governance Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee, however, the Governance Committee evaluates a candidate's intellect, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board, such as public service. In addition, the Governance Committee evaluates a nominee based on his or her diversity of background, skills, experience and viewpoints. The Governance Committee believes that it has been able to attract and appoint directors of diverse backgrounds in the past using the criteria such as that described above.

              Finally, in order to ensure that our independent directors have sufficient time to devote to overseeing the Company, our Corporate Governance Principles prohibit such directors from serving on the board of directors of more than three other publicly-traded companies, unless the Board determines that such service will not impair the ability of such director to effectively perform his or her obligations as our director.

              We believe the Governance Committee has a sound director evaluation process and that such process is an effective method for determining whether a director is fit to serve on the Board. Our Governance Committee welcomes candidates recommended by shareholders and, assuming a submission is in proper form as provided under our By-Laws, it will apply the same standards described above to the evaluation of a shareholder nominee as it applies to all nominees, including those recommended by current directors, employees and others. The Governance Committee may also retain professional search firms to identify director candidates and maintains the authority to approve the fees and other retention terms of any such firm.

The Technology and Operations Committee

              The Technology and Operations Committee currently consists of four independent directors, Messrs. Bakshi, Manley, Kassar and Benitez, who serves as Chairman. The Technology and Operations Committee held four meetings during 2016.

    Responsibilities

              The primary purpose of the Technology and Operations Committee is to oversee our significant technology and operations initiatives. In addition, the Technology and Operations Committee is responsible for oversight of risks associated with information technology operations, including matters relating to business continuity, disaster recovery and other technology-related risks.

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Corporate Governance Principles

              The Board has adopted Corporate Governance Principles, which are amended from time to time to incorporate certain current best practices in corporate governance. The Corporate Governance Principles describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Principles include, among other things:

  •
  Role of the lead independent director;

  •
  Director independence;

  •
  Director qualifications, functions and tenure;

  •
  Committees of the Board;

  •
  Director orientation and continuing education;

  •
  Management development and succession planning;

  •
  Director resignation policy in uncontested elections; and

  •
  Director compensation.

              Our Corporate Governance Principles are available on our website at www.wfscorp.com by clicking on Investor Relations and then Corporate Governance. Copies of this document may also be obtained by any shareholder, without charge, by writing to our Corporate Secretary at World Fuel Services Corporation, 9800 Northwest 41st Street, Miami, Florida 33178.

Code of Conduct

              All of our employees, officers (including our principal executive, financial and accounting officers) and directors are held accountable for adherence to our Code of Conduct. Our Code of Conduct is available in multiple languages on our website at www.wfscorp.com, either by clicking on About Us and then Ethics & Compliance, or by clicking on Investor Relations and then Corporate Governance. The Code of Conduct is intended to provide guidance to all of our employees, officers and directors as to conduct over a wide range of business practices and procedures. Failure to comply with the Code of Conduct may result in disciplinary action, up to and including dismissal. The Code of Conduct covers all areas of professional conduct, including compliance with laws (including antitrust, embargoes and trade sanctions, anti-boycott, money laundering, the environment, human rights and modern slavery), work environment, conflicts of interest, protecting corporate assets, taking corporate opportunities, company records, insider trading, political activities and contributions, external communications, financial reporting and disclosure, accounting controls as well as specific matters that relate to conducting business on our behalf such as bribes and kickbacks, gifts and entertainment and dealing with government officials. We intend to disclose any substantive amendments to our Code of Conduct and any waivers with respect to our Code of Conduct granted to our principal executive, financial and accounting officers on our website at www.wfscorp.com.

              We encourage employees and others to report violations of the Code of Conduct and any other unlawful or inappropriate practices they discover relating to our business. The Code of Conduct sets forth procedures for employees to file confidential and anonymous reports of any such violations or

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practices. In addition, the Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedure for employees to contact our Vice President of Internal Audit, the Audit Committee, any other committee, the Board or any Board member regarding questionable accounting or auditing matters is set forth in the Code of Conduct. We have advised employees of our policy not to retaliate or take any other detrimental action against employees who submit such complaints in good faith.

Review and Approval of Related Person Transactions

              Related person transactions can create actual or potential conflicts of interests and can create the appearance that certain decisions may not be in the best interest of us or our shareholders. Therefore, our Board has adopted a written policy with respect to related person transactions. It is our policy that, as a general matter, we should avoid related person transactions except in circumstances where the transaction is not inconsistent with our best interests, such as obtaining products or services that are not readily available from alternative sources or when the transaction meets the standards that apply to similar transactions with unrelated third parties.

              For purposes of our policy, we review all of the following relationships and transactions between us and:

  •
  our directors and executive officers, including persons who have at any time since the beginning of our last fiscal year served in that role and any nominees to become a director;

  •
  any person we know to be the beneficial owner of more than 5% of any class of our voting securities; and

  •
  any immediate family member or any person (other than tenants or employees) sharing the household of any of the foregoing.

              Pursuant to our policy, the Governance Committee will review any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest. The foregoing rule will not be applied to (i) the employment of an executive officer or compensation of a director if such executive officer's or director's compensation is required to be, or otherwise would be required to be, reported under the SEC's compensation disclosure requirements, (ii) any transaction with a public corporation where the related person's only relationship is as a beneficial owner of less than 1% of that corporation's publicly traded securities or (iii) any transaction where the related person's interest arises solely from the ownership of our common stock and where all shareholders received the same benefit on a pro rata basis (e.g. dividends).

              The Governance Committee reviews any such related person transaction and determines whether to approve any such transaction. The Governance Committee will analyze the following factors, in addition to any other factors the Governance Committee deems appropriate, in determining whether to approve a related person transaction:

  •
  the benefits to us;

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  •
  the impact on a director's independence, if relevant;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

              A related person transaction will only be approved by the Governance Committee if the Governance Committee determines that the related person transaction is not inconsistent with our best interests and those of our shareholders. The Governance Committee's approval is not a directive to enter into the related person transaction, rather it is evidence that the Governance Committee does not object to the transaction based on relatedness issues. Annually, the Governance Committee will review any ongoing related person transactions to determine whether it remains in our best interests and those of our shareholders to continue, modify or terminate the transactions.

              There were no reportable transactions in 2016.

Board's Role in Risk Oversight

              The role of the Board is to understand the nature of the material risks we face and, based upon the information brought to its attention by management and our risk management processes, policies and procedures, evaluate whether such processes, policies and procedures are reasonably designed to respond to and mitigate the risks we face. Throughout the year, the Board and its committees receive periodic reports from management identifying and explaining key areas of risk applicable to us and an explanation of the processes, policies and procedures in place to monitor and assess those risks.

              The Board and each of its committees oversee the risks pertaining to their principal areas of focus as described in the table below:

Board or Committee	Area of Risk Oversight
Board

•

Considers strategic and operational risks associated with the annual operating plan and other current matters that may present material risks to our operations, plans, prospects or reputation and risks associated with acquisitions.

Audit

•

Considers risks associated with the financial reporting and disclosure process, major litigation and regulation and legal compliance and discusses the guidelines and policies that govern the process by which risk assessment and management is undertaken in accordance with its charter and NYSE rules.

Compensation	• Considers risks associated with our compensation programs, policies and practices.
Governance	• In conjunction with the Compensation Committee, considers risks associated with management development and succession.
Technology and Operations	• Considers risks associated with information technology operations.

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              Each committee also provides periodic reports to the Board on the risks pertaining to their principal areas of focus so that the Board is informed of our risk profile.

              Periodically, we also perform risk management assessments, both in specific areas of our business or on an enterprise-wide basis. The principal purposes of these assessments are to (i) ensure that risk management efforts are focused and directly linked to the underlying strategy of the organization; (ii) implement a sustainable and scalable framework to identify, manage and monitor risk; (iii) assign responsibility for each risk, put mitigation plans in place and assess the effectiveness of such mitigation plans; and (iv) enhance our risk management capabilities for priority risks and continue the development of risk management policies and action plans. The results of these risk assessments are regularly communicated to the Board.

              Each year management conducts, and the Compensation Committee oversees, a risk assessment of our compensation policies and practices with respect to all employees, including named executive officers. The employee population is segmented into groups based on commonalities across their reward programs. Each program is then evaluated using the key design features of the program and the applicable risk mitigation features that exist in such programs. Once the assessment is completed, management reviews the assessment data, methodology and findings with the Compensation Committee. A key goal of this process is to ensure that there are controls in place to (i) safeguard us from unwarranted exposure to particular risks that individual employees might choose to take and (ii) avoid any inadvertent incentives for employees to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders.

Compensation of Directors

Fees Earned or Paid in Cash

              Non-management directors earn fees for their services that are paid in cash on an annual basis. If a non-management director does not serve a full year in a position, such fees are paid on a pro-rated basis. The current fee structure for our non-management directors is as follows:

  •
  the annual fee payable to non-management directors for their service on the Board is $75,000;

  •
  the additional fee payable to the lead independent director is $40,000 per year;

  •
  the additional fee payable to members of the Audit Committee is $12,000, while the additional fee payable to members of each of the Compensation Committee and Technology and Operations Committee is $10,000 per year for each committee served and the additional fee payable to members of the Nominating Subcommittee is $4,000 per year; and

  •
  the additional fee payable to the Chairman of each of the Audit Committee, Compensation Committee and Technology and Operations Committee is $20,000 per year, while the additional fee payable to the Chairman of the Governance Committee is $15,000 per year and the additional fee payable to the Chairman of the Nominating Subcommittee is $12,000 per year.

              Our non-management directors are also reimbursed by us for their travel, food, lodging and related expenses incurred in connection with attending Board, committee and shareholder meetings, as well as continuing education programs.

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Equity Awards

              In 2016, the Board elected to grant each non-management director approximately $145,000 worth of restricted stock units ("RSUs") for board service and an additional $10,000 worth of RSUs as the fee for service on the Governance Committee. This resulted in each non-management director (other than Mr. Stebbins) receiving 3,355 RSUs. Mr. Stebbins, a non-management director, received 3,139 RSUs, which is the portion of the RSUs granted for board service only since he is not independent and is, therefore, currently ineligible to serve on the Governance Committee.

              The RSUs vest on the earlier of: (i) the day prior to the Annual Meeting that next follows the grant date or (ii) one year from the grant date. Upon vesting of the RSUs, 50% of the underlying shares will be issued. The issuance of the remaining 50% of the shares will be deferred for three years from the grant date or until the director ceases to be a member of the Board, whichever occurs first.

              Our 2016 Omnibus Plan includes limits on equity awards that may be granted to non-management directors. The table below summarizes the compensation paid by us to our non-management directors for services rendered in 2016. Directors who are employed by us do not receive additional compensation for serving as directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Ken Bakshi	$113,417	$155,001	$1,461	$269,879
Jorge L. Benitez	96,667	155,001	689	252,356
Richard A. Kassar	92,417	155,001	1,461	248,879
Myles Klein	79,917	155,001	1,461	236,379
John L. Manley	109,083	155,001	1,461	265,546
J. Thomas Presby	123,917	155,001	1,461	280,379
Stephen K. Roddenberry	86,667	155,001	1,461	243,129
Paul H. Stebbins	68,750	145,022	640	214,411

(1)
The amounts shown in this column represent the estimated aggregate grant date fair value of the RSU awards granted to the non-management independent directors in 2016. The estimated aggregate grant date fair value of these awards is based on the grant date fair market value of our common stock, as defined in the 2006 Omnibus Plan, as amended and restated, and is computed in accordance with FASB ASC Topic 718. Assumptions used in determining the aggregate grant date fair value of RSU awards are set forth in Note 9 to the notes to the consolidated financial statements in Item 15 of our annual report on Form 10-K for the year ended December 31, 2016.

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(2)
The aggregate number of RSUs and stock units held by each non-management director serving as at December 31, 2016 was as follows:

Name	RSUs	Stock Units(a)
Ken Bakshi	35,640	12,776
Jorge L. Benitez	5,371	—
Richard A. Kassar	22,950	—
Myles Klein	22,950	—
John L. Manley	8,020	—
J. Thomas Presby	27,171	4,130
Stephen K. Roddenberry	22,950	—
Paul H. Stebbins	5,011	—

(a)
These stock units represent stock awards made to non-management independent directors prior to 2010 that the directors elected to defer pursuant to our Non-Employee Director Stock Deferral Plan.

(3)
The amounts shown in the column represent dividends paid to directors with respect to outstanding RSUs.

Director Stock Ownership Guidelines

              Each non-management director is required to accumulate, over a period of five years following election to the Board, a minimum of five times the annual fee for service on the Board, or $300,000, in our common stock. All of our non-management directors, with the exception of Mr. Benitez, who joined the Board on January 1, 2015, have achieved stock ownership levels in excess of the amount required. Vested RSUs and stock units that a director has elected to defer until retirement are included in the calculation of whether the minimum ownership requirement has been achieved.

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III. INFORMATION CONCERNING EXECUTIVE OFFICERS

              The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Messrs. Birns, Crosby, Rau and Lake are set forth in the paragraphs following the table. The background and experience of Mr. Kasbar is described above in the section titled "Proposal No. 1—Election of Directors." All executive officers serve at the discretion of the Board.

Name and Current Position	Age	Year First Became Executive Officer
Michael J. Kasbar Chairman, President and Chief Executive Officer	60	1995
Ira M. Birns Executive Vice President and Chief Financial Officer	54	2007
Michael J. Crosby Executive Vice President, Global Land	52	2016
John P. Rau Executive Vice President, Global Aviation and Marine	53	2016
R. Alexander Lake, Jr. Executive Vice President, Chief Legal Officer and Corporate Secretary	45	2017

              IRA M. BIRNS has served as our Executive Vice President and Chief Financial Officer since April 2007. From August 2004 to March 2007, Mr. Birns served as Vice-President and Treasurer and Vice President-Investor Relations of Arrow Electronics, Inc., a NYSE company and electronics distributor. From May 2002 until August 2004, he served as Vice President and Treasurer of Arrow Electronics, Inc. Prior thereto and from 1996, he served as Treasurer of Arrow Electronics, Inc. He was Assistant Treasurer of Arrow Electronics, Inc. from 1989 to 1996. Mr. Birns is a member of the Board of Trustees of the New World Symphony of Miami, Florida.

              MICHAEL J. CROSBY has served as our Executive Vice President of Global Land since March 2016. Previously, he served as our Executive Vice President of Land Americas since April 2015. From January 2014 to March 2015, Mr. Crosby was the Chief Operating Officer of Next Generation Energy Logistics, a private equity-backed fuel and lubes distribution business, where he was instrumental in raising capital and executing the company's acquisition and consolidation strategy. Prior to that, from June 2011 to July 2013, Mr. Crosby served as President of Maxum Petroleum, Inc.'s industrial business, including the marine and rail segments, and as President, Commercial Fuel & Lubricants of SC Fuels Trading, LLC from July 2013 to December 2013 following its acquisition of Maxum Petroleum. From January 2009 to December 2010, Mr. Crosby served as Chief Executive Officer of Highlands Override Inc., a new business venture owned by Irving Oil Corporation, a company specializing in finished energy products. From June 2004 to December 2008, Mr. Crosby served as Chief Operating Officer at Irving Oil Corporation, prior to which he was its Chief Resource Officer from November 1999 to May 2004.

              JOHN P. RAU has served as our Executive Vice President of Global Aviation and Marine since March 2016. Previously, he served as our Executive Vice President of Aviation from April 2014 and as our Senior Vice President of Aviation Americas from October 2011 to April 2014. From July 1995 to October 2011, Mr. Rau served as Managing Director at American Airlines, where he was responsible for the purchase and management of jet fuel, utilities, deicing fluids, and transportation, as well as management of American's supplier diversity program. From January 1987 to July 1995, Mr. Rau served as Manager of Fuel Supply and Trading at United Airlines. Prior to that, he served as United

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Airlines' Operations Manager from January 1987 to November 1988. From May 1985 to January 1987, Mr. Rau was a Supply, Marketing and Distribution representative for Koch Industries.

              R. ALEXANDER LAKE, JR. has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since March 2017. Previously, he served as our Senior Vice President, General Counsel and Corporate Secretary since May 2010 and as our General Counsel and Corporate Secretary from January 2004 to May 2010. Prior to joining the Company, Mr. Lake served as Assistant General Counsel of America Online Latin America, Inc., a leading interactive service provider in Latin America. Prior to that, from September 1996 to January 2001, Mr. Lake served in private practice as a corporate attorney with the law firms of White & Case, Winston & Strawn and Curtis Mallet-Prevost, Colt & Mosle.

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IV. COMPENSATION DISCUSSION AND ANALYSIS

              The following Compensation Discussion and Analysis contains statements regarding future individual and Company performance goals. These performance goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

              This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2016 compensation of our named executive officers, or NEOs. As discussed in Proposal 2 of this proxy statement, we are conducting a Say-on-Pay vote this year that requests your approval, on a non-binding advisory basis, of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under "Executive Compensation." To assist you with this vote, you should review our compensation philosophy, the design of our executive compensation programs and how, we believe, these programs contribute to our financial performance.

              For 2016, our NEOs were:

Name	Title
Michael J. Kasbar	Chairman, President and Chief Executive Officer
Ira M. Birns	Executive Vice President and Chief Financial Officer
Michael J. Crosby	Executive Vice President, Global Land
John P. Rau	Executive Vice President, Global Aviation and Marine

              As part of an organizational change to further strengthen management and strategic execution across our aviation, marine and land businesses, we created two new expanded leadership positions which are responsible for managing our principal businesses. The Board appointed Mr. Crosby to the newly created position of Executive Vice President, Global Land and Mr. Rau to the newly created position of Executive Vice President, Global Aviation and Marine. In their new roles, each of these executives is responsible for overseeing all aspects of the businesses they manage, including operations, sales and the development and implementation of our strategy in each of these key business areas. In connection with their respective promotions, the Compensation Committee, or the Committee, approved certain compensation actions for Messrs. Crosby and Rau commensurate with their new roles, including equity awards, which actions are described below under "2016 Compensation Program—2016 Compensation".

Executive Summary

              Our compensation program is designed to attract and retain executives and motivate them to deliver strong financial results. We structure our compensation program to directly align our compensation levels with our current and future performance that creates value for shareholders. For example, a significant percentage of the total compensation opportunities for our Chief Executive Officer for 2016 was a combination of short- and long-term performance-based or equity-based awards such that the ultimate realizable value would be highly contingent upon our future operating results and stock price. For 2016, approximately 86% of the total target direct compensation of our Chief Executive Officer was variable or "at-risk."

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CEO Total Direct Compensation

              Despite significant accomplishments in implementing our strategic plan, our financial results during 2016 were impacted by challenging market conditions that affected our business and that of our customers. Thus, our executive compensation reflected these results and demonstrated that, as designed, our compensation program pays for performance.

Executive Compensation Philosophy and Objectives

Pay for Performance Alignment

              A guiding principle of our compensation philosophy is that the compensation of our NEOs should be closely linked with, and reasonable in relation to, the level of shareholder value created through the Company's financial, operating and strategic performance. The Committee believes that the use of incentive compensation, particularly equity-based awards, together with stock ownership and retention guidelines are effective methods for motivating our executives and aligning their interests with those of our shareholders. As demonstrated in the chart below, since establishing our comprehensive incentive compensation award program in 2009, we believe the Total Realizable Compensation of our named executive officers, Messrs. Kasbar, Birns, Crosby and Rau, has been in alignment with our total shareholder return, or TSR, over the relevant period.

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 Total Realizable Compensation of Named Executive Officers vs. Indexed TSR*

              This illustration is made using the named executive officers' "Total Realizable Compensation" for their performance in each of fiscal years 2009 through 2016 for Messrs. Kasbar and Birns and fiscal year 2016 for Messrs. Crosby and Rau as they became executive officers during this year (see "Alternate Summary Compensation Table" beginning on page 46 for more information regarding fiscal year 2016 and the calculation of "Total Realizable Compensation").

Performance Metrics Aligned with Value Creation

              Consistent with our objective of rewarding shareholder value creation, we select performance metrics that we believe, if achieved, will most directly translate into both strong short-term financial performance and long-term value thereby resulting in higher share prices. As a result, we principally use annual financial metrics, such as growth of our consolidated net after-tax income ("Net Income"), the level of our business units' operating income ("Operating Income") and, commencing in 2016, our three-year compound annual growth ("CAGR") in earnings per share ("EPS") to reward our named executive officers. In addition, to a lesser extent, we reward achievement of individual performance metrics that we believe will help us achieve our strategic objectives. Due to the variability in business conditions within the industries in which we operate, we believe it is important that our compensation program is designed to measure and reward both annual and multi-year performance.

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Ensuring Retention and Continued Engagement through Multi-Year Vesting Requirements

              In order to promote retention of our named executive officers and provide further incentive for creating shareholder value, we believe executives should be required to provide services over multi-year periods in order to vest in equity-based awards. Consequently, all of the equity awards granted to our named executive officers in 2016 vest over a three or five-year period.

Strong Compensation-Related Corporate Governance Policies

              To ensure continued alignment of compensation with Company performance and the creation of shareholder value without encouraging excessive risk-taking, our Committee has adopted strong compensation-related corporate governance policies, including the following:

  •
  Negative Discretion on Annual Compensation—The Committee can use "negative discretion" to reduce payouts in order to align with Company and individual performance.

  •
  Cap on Annual Incentive Awards—Annual cash incentive awards and annual equity performance-based awards under our comprehensive incentive compensation program, or Annual Incentive Program, are subject to a maximum, and the total direct compensation that can be earned by any of our named executive officers under the Annual Incentive Program is capped.

  •
  Stock Ownership and Retention Guidelines—Our executive officers are subject to stock ownership guidelines. Our current stock ownership guidelines range from 7x base salary for our Chief Executive Officer to 5x for our Chief Financial Officer and 3x for all other executive officers. The stock ownership guidelines provide that executive officers must attain the applicable ownership requirement within five years of the date such individual becomes an executive officer. Shares that are pledged as collateral are excluded from such calculations. Furthermore, our executive officers are required to retain 50% of any net shares acquired pursuant to any equity award for three years after the shares are delivered (or until the individual ceases to be a named executive officer, if earlier). As of April 12, 2017, all of our named executive officers are in compliance with the stock ownership requirements.

  •
  Anti-Hedging Policy—We have a robust anti-hedging policy that prohibits all of our directors, executive officers and employees from (1) engaging in hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, which are designed to hedge or offset any decrease in the market value of our common stock or (2) buying or selling of publicly traded options based on our common stock or engaging in short sales of our securities.

The Compensation-Setting Process

              Annually, the Committee reviews and assesses:

  •
  with respect to each named executive officer, his responsibilities and roles with respect to overall corporate policy-making and strategy, management, operations and administration, the importance of retaining the executive and his individual performance;

  •
  recent and historical financial performance and forecasts for the upcoming years, recent stock price movements, current and expected business conditions and cost of capital; and

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  •
  the nature, amounts, award terms and mix of all elements of the named executive officers' compensation, both individually, for internal consistency, and in the aggregate, to ensure that our executive compensation programs adhere to the core principles as described above under "Executive Compensation Philosophy and Objectives."

              The Committee also reviews comprehensive detailed historical compensation analysis to ensure that it is fully informed of all the compensation and benefits each named executive officer has received as an employee of the Company. This analysis includes information such as the aggregate amounts realized from prior years' compensation, the potential future payout scenarios at various levels of growth taking into account any outstanding unearned performance-based awards, and the current value (as compared to the grant date fair value) of outstanding equity awards and of each named executive officer's shareholdings in the Company (what some commentators call an "accumulated wealth analysis"). However, the Committee does not specifically use the accumulated wealth analysis as a material factor in determining the named executive officer's compensation for a given year.

              The Committee strongly believes that:

  •
  value realized on prior years' compensation from stock appreciation is the reward for the named executive officer's work over that period and the achievement of our long-term goals;

  •
  reducing current year compensation because an executive has realized gains based on a desired creation of shareholder value, or otherwise giving significant weight to an accumulated wealth analysis when making decisions regarding current compensation, is counterproductive and poses an unnecessary risk to shareholder value; and

  •
  in order to maintain the best group of executives to lead the Company, we must provide a compensation package each year that represents a fair and reasonable reward for the Company's performance that year and the executive's role in it.

              The Committee also considers the recommendations of our Chief Executive Officer with respect to the compensation of our other executive officers. Following these reviews and assessments, the Committee determines the compensation packages for each named executive officer. This process is subjective and involves the exercise of discretion and judgment. While the Committee will review detailed financial models showing variations in compensation at differing levels of growth, the Committee does not rely on a fixed formula but rather, it establishes the compensation packages based on the Committee's judgment as to what it believes are reasonable in relation to the levels of shareholder value created at each level of Company performance.

Evaluating Compensation Program Design Using Compensation Comparison Companies

              We believe we have a unique business model and that there is no other company of a similar size engaged in our same lines of business on a global scale. However, in order to ensure that the Committee has a comprehensive view of market trends in executive compensation, in November 2015, the Committee approved a group of compensation comparison companies that it would use to benchmark our executive compensation program commencing in 2016. The Committee, with assistance from its independent compensation consultant, developed a group of compensation comparison companies that reflects multiple aspects of our complex business model. In forming the group, we considered companies in the industry sectors listed below, taking into account their relative financial size (with a specific focus on net income and market capitalization), and maintaining a reasonable expectation these companies will have some consistency in terms of ongoing group membership.

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•
Asset-light demand aggregators;

•
Energy commodity trading organizations;

•
Wholesale diversified distributors;

•
Marine, land, and aviation services providers;

•
Freight forwarding and logistics services providers; and

•
Systems/payment processing services providers.

              The Compensation Committee used data derived from the compensation comparison companies group shown below to inform its decisions about NEO compensation including amounts, design, and mix of pay components.

•

Anixter International Inc.

•

Arrow Electronics, Inc.

•

Atlas Air Worldwide Holdings, Inc.

•

C.H. Robinson Worldwide, Inc.

•

Expeditors International of Washington, Inc.

•

FleetCor Technologies, Inc.

•

Henry Schein, Inc.

•

Hub Group, Inc.

•

J.B. Hunt Transport Services, Inc.

•

Jones Lang LaSalle Incorporated

•

Kirby Corporation

•

Landstar System, Inc.

•

Noble Energy, Inc.

•

Owens & Minor,  Inc.

•

Performance Food Group, Inc.

•

Ryder System, Inc.

•

Sysco Corporation

•

Tech Data Corporation

•

United Natural Foods, Inc.

•

UTi Worldwide Inc.

•

W.W. Grainger, Inc.

•

WESCO International, Inc.

•

WEX Inc.

•

XPO Logistics,  Inc.

              Although the Committee believes comparison compensation and performance data can be useful, the Committee does not believe that any peer group, whose composition is based solely on our industry classification, revenues, net income and/or market capitalization, is fully reflective of the markets in which we compete for talent. Consequently, the Committee does not set the executives' target total direct compensation, or any of the target components of such compensation, at any specific percentile of the comparison group. Rather, it considers, as part of the overall compensation discussion, the target and actual (1) base salary, (2) short-term incentive compensation and (3) long-term compensation of the NEOs against the 50th percentile of the comparison group.

Independent Compensation Consultants

              In connection with the setting of 2016 executive compensation, the Committee engaged and received advice and assistance from Compensation Strategies, Inc. ("Compensation Strategies"), its independent compensation consultant. Compensation Strategies provides services solely to the Committee and reports directly and exclusively to the Committee. The Committee has assessed the independence of Compensation Strategies pursuant to SEC and NYSE rules and the guidelines of the Compensation Committee Charter and concluded that its work for the Committee does not raise any conflict of interest and that it is independent.

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              For 2016, Compensation Strategies provided assistance to the Committee as follows:

  •
  assisted in the preparation and review of quantitative analysis used in the compensation setting process;

  •
  assisted the Committee in developing a competitive analysis of our NEO compensation;

  •
  provided recommendations for the 2016 compensation for our NEOs;

  •
  performed a competitive analysis of compensation levels for non-employee directors and provided recommendations for our director compensation program;

  •
  reviewed the Compensation Discussion and Analysis in the annual proxy statement;

  •
  provided general advice on the plans, agreements or other documents the Committee was asked to adopt or approve; and

  •
  provided updates on regulatory developments and market trends related to executive compensation.

              In addition, Compensation Strategies assisted the Committee with the design of the 2016 Omnibus Plan and the design of the new PSP (defined below).

2016 Say-on-Pay Vote

              At our 2016 annual meeting of shareholders, we sought and received approval from 97% of votes cast (excluding abstentions), on a non-binding, advisory basis, of the 2015 compensation of our named executive officers. We regularly engage with our shareholders to understand better their perspectives on our compensation programs. As discussed above under "Shareholder Engagement" on page 14, during 2016 we interacted with 17 of our 25 largest active shareholders of our common stock, representing approximately 49% percent of our shares outstanding. Based on previous shareholder feedback, the Committee made certain changes to our 2016 long-term incentive compensation program payable to our executive officers to enhance predictability, add a long-term performance metric and enhance shareholder alignment. Specifically, we adopted a performance-based long-term incentive share program (the "Performance Share Plan" or "PSP") to complement the existing annual incentive compensation program. As discussed below, on an annual basis, executives are granted an opportunity to earn equity, with the actual number of shares earned determined based on the Company's CAGR in EPS over the subsequent three-year period.

2016 Compensation Program

    Elements of Compensation

              The Committee uses a variety of compensation elements to establish individual compensation programs for each of its named executive officers. The table below sets forth the compensation elements that the Committee uses in its programs and the objective of each of these elements.

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Compensation Element	Objective	Key Features	Frequency/Payable
Base Salary	• Provide cash compensation for performing management job responsibilities	• Based on an individual's experience, tenure and capacity for growth	• Annual Performance

Performance-Related Cash Incentive Awards	• Motivate and reward management's achievement of annual growth in profitability

•

Rewards annual growth in Net Income and, for the business unit leaders, achievement of Operating Income performance of the relevant business unit

•

Award is calculated as a % of the relevant metric, subject to a cap.

• Annual Performance • Paid in March of the next year, but included in the SCT in the year for which it was earned

Strategic Objective Cash Incentive Awards	• Motivate and reward management's achievement of strategic goals that contribute to the Company's long-term growth and operational excellence

•

Rewards achievement of pre-established performance goals tied to operational and strategic objectives

•

Payable only if our consolidated net revenues is equal or greater than 75% of consolidated net revenues for the prior year

• Annual Performance • Paid in March of the next year, but included in the SCT in the year for which it was earned

Performance-Related Equity-Based Awards

•

Directly align management and shareholder interests

•

Motivate and reward achievement of sustainable earnings growth as a significant portion of pay is at risk until the sustainability of Company performance has been tested over a reasonable period of time

•

Provide further long-term incentives for creating shareholder value

•

Rewards annual growth in Net Income and, for the business unit leaders, also achievement of Operating Income performance of the relevant business unit

•

Awarded in the form of performance-based RSUs or in certain cases, SSARs which vest three years after being earned

• Annual Performance • Issued in March of the next year, and the value of any issued RSUs will be included in the SCT in the year in which they are issued (i.e. the year after they are earned)

Performance Share Plan

•

Overlay to core compensation program to reward long-term increases in shareholder value

•

Avoid unpredictability in the disclosure of annual compensation that arises in connection with periodic, large long-term equity grants

•

Directly align management and shareholder interests

		• Rewards 3-year CAGR in EPS	• Measures multi-year performance • Granted annually

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Compensation Element	Objective	Key Features	Frequency/Payable
Promotion and Retention Equity Awards	• Promote retention	• Once issued, RSUs vest over a period of time based on continued service	• Granted from time to time as necessary

Employee Benefits and Executive Perquisites	• Retain highly qualified executives over the course of their careers

•

Participate in 401(k) plan and welfare plans on the same terms as all employees; receive club memberships for business meetings and business-related entertainment

•

We do not provide any pension or other defined benefit retirement plans

              In connection with performance-related awards for Messrs. Kasbar, Birns, Crosby and Rau, the Committee may use its discretion to determine on a case-by-case basis the extent of recognition or charges to Net Income or Operating Income derived from companies acquired by mergers or other corporate transactions and the manner of recognition and for Messrs. Crosby and Rau, also excludes the impact of bonus expense in their Operating Income-based compensation. In addition, for all named executive officers, the Committee may exercise negative discretion on the prescribed incentive awards in accordance with the terms of the 2013 Executive Incentive Plan (the "EIP") and 2016 Omnibus Plan, as deemed appropriate by the Committee, such as when there is a significant disconnect between TSR and compensation.

              In addition to the compensation elements set forth above, the Committee may grant sign-on awards, special retention awards or other discretionary awards from time to time. The Committee uses these awards to attract, reward, incentivize and retain key executives that it believes are integral to our overall long-term success, as well as to promote business continuity, drive growth and ensure proper focus on achieving our long-term strategic objectives. These types of awards are also used to further align executives' interests with those of the Company's shareholders and diversify the mix of compensation under the executive's compensation program.

    2016 Compensation Program Overview

              In 2016, our Committee used each of the compensation elements described above in establishing the executive compensation programs for Messrs. Kasbar, Birns, Crosby and Rau and determined the amounts that could be earned for each of these elements in accordance with our pay-for-performance philosophy. Base salary was the only fixed portion of the named executive officers' direct compensation. The remainder of the direct compensation for Messrs. Kasbar, Birns, Crosby and Rau (consisting of annual performance-related cash incentives, strategic objective cash incentives, and annual, as well as long-term, performance-based equity awards) was variable and designed to: (1) share with each of our named executive officers a portion of the Company's Net Income growth and, for Messrs. Crosby and Rau, a portion of the Operating Income of the businesses for which they are responsible, and (2) reward the named executive officers for achievement of those strategic objectives that the Committee believes will contribute to the Company's long-term growth and operational excellence.

              For 2016, the Committee adopted the PSP as an overlay to the current core compensation program. In the past, the Committee has used special performance-based equity awards with an extended measurement period, i.e. five years, to provide the long-term compensation component of the program. However, given the length of the vesting period and the rapidly changing business

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environment in the industries in which the Company operates, this type of long-term equity incentive has proven challenging to implement. For example, the most recent long-term equity incentive award was granted in 2012 and expired completely unvested on December 31, 2016 during a time in which oil prices dramatically declined and then experienced historically low levels of volatility over the five-year measurement period. Under the new PSP, executives will be granted a PSP opportunity of a fixed amount (the "PSP Opportunity") annually at the beginning of the three-year vesting period. Similar to the 2012 long-term equity incentive award, the PSP Opportunity will be earned based on the CAGR in EPS over the vesting period in order to provide the executives with appropriate incentives to balance the objectives of maximizing earnings with a minimum amount of dilution. The CAGR in EPS performance levels established a Threshold CAGR, at which 25% of the PSP Opportunity will be earned, a Target CAGR at which 100% of the PSP Opportunity will be earned and a Maximum CAGR, at which 200% of the PSP Opportunity will be earned. It is anticipated that the value of the awarded PSP Opportunity will stay relatively constant from year to year but that the number of shares granted at the end of each three-year period would vary based on the CAGR in EPS achieved and the value of the stock at the grant date. The Committee believes that this layering approach to long-term equity (1) is consistent with the practices of our compensation comparison companies and the broader market and (2) will provide executives a consistent and continuous incentive to focus on our long-term EPS growth and to share in increases in our market value.

    Kasbar and Birns Compensation Program

              For 2016, the Committee reviewed the compensation program for Messrs. Kasbar and Birns and, based on this review, determined to maintain a similar comprehensive incentive compensation award approach as utilized in 2015, with the addition of the new PSP component described above to overlay their core compensation program.

              Annual Incentive Compensation Awards.    For 2016, the Committee approved the same metric for the incentive compensation award for each of Messrs. Kasbar and Birns as the previous year, growth in Net Income. As in prior years, each of Messrs. Kasbar and Birns could earn an annual incentive award equal to a prescribed portion of the Net Income created at each level of Net Income growth, as long as a threshold Net Income growth was achieved. The award is payable in cash and equity with the proportion of the award payable in equity generally increasing, and the proportion of the award payable in cash generally decreasing, as the aggregate amount of the award increases.

              The Committee established the incentive payout at the threshold, the maximum and each intermediary level of Net Income growth. The amount of incentive payout would increase as Net Income growth increased, however, the slope of the graph line marking the incentive payouts at each growth level was curvilinear, which is why we refer to that slope as the "incentive payout curve". The Committee also established a cap for total direct compensation (base salary, annual cash incentive award, strategic objective cash incentive award and performance-based equity awards other than the PSP). The total direct compensation for 2016 under the program was capped at $9,250,000 for Mr. Kasbar and $4,346,487 for Mr. Birns.

              Strategic Objective Cash Incentive Award.    For 2016, the Committee provided Messrs. Kasbar and Birns the opportunity to earn a cash incentive award up to a maximum of $750,000 and $300,000, respectively, upon achievement of specified strategic objectives, provided that the Company's consolidated net revenues for 2016 were at least equal to 75% of prior year consolidated net revenues. The objectives included measures considered to be of strategic importance to the Company, including implementation of key global initiatives in areas such as sales and marketing excellence, portfolio management and achieving operational efficiencies, as well as alignment and execution of the Company's strategies relating to operational and integration excellence.

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              Performance Share Plan Award.    For 2016, the Committee approved a PSP Opportunity award of $2,000,000 and $1,000,000 to Messrs. Kasbar and Birns, respectively. The PSP Opportunity will vest in 2019 based on our three-year CAGR in EPS for the period ending December 31, 2018. The Threshold, Target and Maximum CAGR in EPS performance levels were set based on the Company's internal growth targets with the maximum performance set at a level that could only be attained when applicable results are exceptional and justify the higher bonus payout.

    Crosby and Rau Compensation Program

              Annual Incentive Compensation Awards.    For 2016, the Committee also established an annual incentive compensation program for Messrs. Crosby and Rau based on the financial performance of the Company and the businesses for which the executive had primary responsibility. The target cash and equity bonus for each executive was 150% and 100%, respectively, of their annual base salary, with the Company profitability portion payable in cash and equity and the business unit profitability portion (including the strategic objective cash incentive award described below) being payable in cash.

              Company Profitability—For each of Messrs. Crosby and Rau, twenty percent (20%) of their target cash bonus, or $150,000, and one hundred percent (100%) of their target equity bonus, or $500,000, was based on the Company's growth in consolidated Net Income. For each executive, the payout ranged from $65,000 for 3% Net Income growth to $1.95 million for 30% Net Income growth. The award would be payable in cash and equity with the proportion of the award payable in equity generally increasing, and the proportion of the award payable in cash generally decreasing, as the aggregate amount of the award increases.

              Business Unit Profitability—For each of Messrs. Crosby and Rau, a total of sixty percent (60%) of their target cash bonus or $450,000, was based on the Operating Income (excluding bonus expense) of the businesses for which they had responsibility. For Mr. Crosby, this amount was based on the Operating Income of the land segment (excluding our payment processing operations) (the "Land Business Unit"), which would be adjusted positively or negatively based on the land segment's return on working capital percentage ("ROWC") achieved for the year (the "ROWC Modifier") and the Operating Income of a portion of the Company's government business. For Mr. Rau, this amount was based on the Operating Income of the aviation segment (excluding the Company's government business) (the "Aviation Business Unit") and the marine segment (the "Marine Business Unit"), subject in each case to the ROWC Modifier.

              The Committee established five tiers of performance for each business unit and the executive would receive a greater payout ratio for each successive tier. The five performance tiers were based on the Company's confidential operating plan such that the top of Tier 1 would only earn 6.3% of the target cash bonus opportunity and it was only at the top of Tier 4 that the executive would earn 100% of the target cash bonus opportunity. Meanwhile, the maximum performance level of Tier 5 was intended to be extremely challenging, representing significant annual growth. The maximum that could be earned by each executive in connection with this metric was equal to 200% of the allocated target cash bonus, or $900,000.

              Strategic Objective Cash Incentive Award.    For each of Messrs. Crosby and Rau, twenty percent (20%) of their target cash bonus or $150,000, would be earned upon achievement of specified strategic objectives, provided that the Company's consolidated net revenues for 2016 were at least equal to 75% of prior year consolidated net revenues. The objectives included measures considered to be of strategic importance to the Company such as operational excellence and systems integration, safety and physical operations, sales and marketing excellence, portfolio management and strategy execution. The

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maximum that could be earned by each executive in connection with this metric was equal to 100% of the allocated target bonus.

              Performance Share Plan Award.    For 2016, the Committee approved a PSP Opportunity award of $500,000 to each of Messrs. Crosby and Rau. The PSP Opportunity will vest based on our three-year CAGR in EPS. The Threshold, Target and Maximum CAGR in EPS performance levels were set based on the Company's internal growth targets with the maximum performance set at a level that could only be attained when applicable results are exceptional and justify the higher bonus payout.

2016 Compensation

    Base Salary

              In 2016, the Committee reviewed the base salaries for Messrs. Kasbar and Birns and noted that the base salaries for each were below market salary levels of both the industry and the Company's comparison companies. Consequently, the Committee increased Mr. Kasbar's base salary from $750,000 to $900,000 and Mr. Birns' base salary from $500,000 to $600,000 to make the compensation of both NEOs more competitive with industry levels and to reflect each executive's experience, tenure and contribution to the Company. In connection with the promotions of Messrs. Crosby and Rau, effective March 1, 2016, the Committee also increased their base salaries to $500,000 each.

    Annual Incentive Program

              As described above, the Annual Incentive Program for each of Messrs. Kasbar, Birns, Crosby and Rau consisted of a mix of performance-related cash and performance-related equity incentive awards based on Net Income growth and also Operating Income growth for Messrs. Crosby and Rau.

    Performance-Related Cash Incentive Awards

              The tables below sets forth the amounts and award percentages for the cash component of the annual incentive awards that could have been earned by each NEO in 2016 (1) at the threshold performance level of 3% growth in Net Income and (2) at the maximum performance level of Net Income growth, which was 38% for each of Messrs. Kasbar and Birns.

2016 Annual Cash Incentive Awards

Executive	Threshold(1)	Maximum(1)
Michael J. Kasbar,	$162,500	$3,050,000
Chairman, President and Chief Executive Officer	(18%)	(339%)
Ira M. Birns,	$73,069	$1,325,000
Executive Vice President and Chief Financial Officer	(12%)	(221%)

(1)
For Net Income growth achieved between the threshold and maximum levels, the executive incentive payout is calculated as a portion of the Net Income achieved, based upon the incentive payout curve established by the Committee. The threshold, maximum and actual award payouts are shown in dollar amounts and (in parentheses) as percentages of the base salary of the named executive officer.

              The table below sets forth the threshold and maximum for the cash component of the annual incentive awards that could have been earned by Messrs. Crosby and Rau in 2016 based on the

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company-wide and the respective business unit financial performance. With respect to the company-wide performance, the table sets forth the dollar amount and the percent of base salary that could be earned at (1) the threshold performance level of 3% growth in Net Income and (2) the maximum performance level of 30% growth in Net Income. With respect to the business unit performance, the table sets forth the dollar amount and the percent of base salary that could be earned (1) at the threshold performance level, which is no Operating Income for the relevant business unit and (2) at the maximum level, which assumes that the respective business units for each of Messrs. Crosby and Rau exceeded the maximum performance, including the impact of the ROWC Modifier.

	Net Income Growth(1)		Business Unit Performance(3)
Executive	Threshold(2)	Maximum(2)	Threshold(2)	Maximum(2)
Michael J. Crosby,	$15,000	$450,000	$0	$900,000
Executive Vice President, Global Land	(3%)	(90%)	(0%)	(180%)
John P. Rau,	$15,000	$450,000	$0	$900,000
Executive Vice President, Global Aviation and Marine	(3%)	(90%)	(0%)	(180%)

(1)
For Net Income growth achieved between the threshold and maximum levels, the executive incentive payout is calculated as a portion of the Net Income achieved, based upon the incentive payout curve established by the Committee.

(2)
The threshold and maximum payouts are shown in dollar amounts and (in parentheses) as percentages of the base salary of the named executive officer.

(3)
For Mr. Crosby, 50% of his overall target incentive compensation opportunity was based on the Operating Income of the Land Business Unit and 10% was based on the Operating Income of the Company's government business. For Mr. Rau, 30% of his overall target incentive compensation opportunity was based on the Operating Income of the Marine Business Unit and 30% was based on the Operating Income of the Aviation Business Unit. In each case, Operating Income performance was calculated as the Operating Income of such business unit, calculated in accordance with GAAP, adjusted to exclude bonus expense. Payouts for growth achieved between the threshold and maximum levels is based on the payout curve established by the Committee.

              In 2016, we did not meet the threshold growth of 3% for Net Income established by the Committee for our NEOs. As a result, neither Mr. Kasbar nor Mr. Birns received a 2016 annual performance-related cash incentive award and neither Messrs. Crosby nor Mr. Rau received a performance-related cash incentive award based on Net Income. Each of Messrs. Crosby and Rau earned a portion of their performance-related cash incentive award based on the Operating Income performance of the business units for which he had responsibility. The actual amount of such incentive award is set forth in the Summary Compensation Table under "Non-Equity Incentive Plan Awards".

    Performance-Related Annual Equity-Based Awards

              The Committee chose to award RSUs for the performance-related equity portion of the annual incentive awards based on tax considerations. The table below sets forth the grant date fair values of the performance-related RSU component of the annual incentive awards that could have been earned by each NEO in 2016 (1) at the threshold performance level of 3% growth in Net Income and (2) for Messrs. Kasbar and Birns at the maximum performance level of 38% growth in Net Income and for

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Messrs. Crosby and Rau at the maximum performance level of 30% growth in Net Income. Since Net Income did not meet the threshold growth established by the Committee, Messrs. Kasbar, Birns, Crosby and Rau did not earn any RSUs in respect of the 2016 Annual Incentive Program.

2016 Performance-Related Equity Awards

Executive	Threshold(1)	Maximum(1)
Michael J. Kasbar,	$105,625	$4,550,000
Chairman, President and Chief Executive Officer	(12%)	(506%)
Ira M. Birns,	$42,250	$2,121,487
Executive Vice President and Chief Financial Officer	(7%)	(354%)
Michael J. Crosby,	$50,000	$1,500,000
Executive Vice President, Global Land	(10%)	(300%)
John P. Rau,	$50,000	$1,500,000
Executive Vice President, Global Aviation and Marine	(10%)	(300%)

(1)
For Net Income growth achieved between the threshold and maximum levels, the executive incentive payout is calculated as a portion of the Net Income achieved, based upon the incentive payout curve established by the Committee. The threshold and maximum payouts are shown in dollar amounts and (in parentheses) as percentages of the base salary of the named executive officer.

    Strategic Objective Cash Incentive Award

              In determining the amount of payout under the strategic objective cash incentive award, the Committee first determines whether the threshold net revenue performance has been met and then evaluates the performance of each NEO against his individual strategic objective. For 2016, the Company's consolidated net revenues were 104% of 2015 consolidated net revenues, consequently the 75% threshold for payment of the strategic objective cash incentive award was met. The Committee evaluated the results of each of the NEOs against his individual strategic objectives and determined that most but not all of such strategic objectives had been met. In making this determination, the Committee took into consideration the fact that the NEOs had accomplished several objectives, in strategic areas such as sales and marketing, business process improvement and the implementation of organizational decision-making councils, which together should improve our long-term financial performance. However, the Committee determined that not all of the strategic objectives had been satisfactorily met and decided to exercise its negative discretion by reducing the value of the strategic objective cash incentive award earned by each of the NEOs by 40%. Accordingly, Messrs. Kasbar and Birns received $450,000, and $180,000, respectively and each of Messrs. Crosby and Rau received $90,000 in respect of the strategic objective cash incentive awards.

    2016 Special Equity Awards

              During the evaluation of our NEOs 2015 compensation, the Committee determined to provide additional incentive for Mr. Kasbar to drive shareholder value and the long-term sustained growth of the Company through the issuance of a SSAR award. The Committee concluded that such incentive would be appropriate to effectively motivate, reward and retain Mr. Kasbar in light of the current competitive environment while further aligning his interests with the Company's shareholders. Consequently, in March 2016, the Committee decided to grant Mr. Kasbar an award of 100,000 SSARs having a grant date fair value of $1.2 million. The SSAR award vests on the third anniversary of the grant date and will expire five years from the grant date.

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              In addition, in connection with the promotions of Messrs. Crosby and Rau in March 2016, the Committee determined to make a one-time promotional equity award to each executive in the form of RSUs having a grant date fair value of $1.0 million to effectively motivate, reward and retain these executives. The RSUs vest ratably on the third, fourth and fifth anniversaries of the grant date.

Employee Benefits and Executive Perquisites

              In keeping with our pay-for-performance philosophy, only limited standard employee benefits and executive perquisites are provided to our named executive officers as described below. The total amount of employee benefits and executive perquisites provided to the named executive officers during 2016 represents only a small percentage of each named executive officer's total compensation and are comprised of those benefits which we believe are necessary to attract and retain executives.

    Retirement and Deferred Compensation

              We maintain the World Fuel Services Corporation 401(k) Profit Sharing Plan, or our 401(k) Plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions. The 401(k) Plan allows eligible employees, including our named executive officers, to elect to contribute a percentage of their eligible compensation on a pre-tax basis, up to the maximum dollar amounts permitted by law. In 2016, the maximum employee elective contribution to the 401(k) Plan was $18,000, plus an additional $6,000 for employees who were at least 50 years old in 2016. Matching contributions under the 401(k) Plan are discretionary. For 2016, we matched 50% of the first 6% of eligible compensation that each eligible participant elected to contribute to the 401(k) Plan. The portion of an employee's account under the 401(k) Plan that is attributable to matching contributions vests immediately.

              We do not maintain any pension, non-qualified deferred compensation plan, supplemental executive retirement plan or other defined benefit retirement plans for our named executive officers. However, the prior employment agreement in effect for Mr. Kasbar provided that any bonus payable to him that would not be deductible under Section 162(m) of the Code ("Section 162(m)") for the year earned would be deferred until a fiscal year in which it would be deductible. Payment of the deferred bonus would be made in all events in the year in which Mr. Kasbar's employment terminates or the employment agreement expires. Any amount deferred in this manner is being credited with interest at the prime rate as published in the Wall Street Journal.

    Other Benefits and Perquisites

              Our named executive officers are eligible for the same health and welfare benefits as are available to all of our eligible employees during active employment. These benefits include medical, dental, vision, short-term and long-term disability and term life insurance and accidental death and dismemberment coverage. Our named executive officers receive additional individual disability insurance coverage and are eligible for additional executive life insurance coverage. We pay the entire cost of coverage of the term life insurance and executive life insurance as well as short-term disability and a portion of the cost of coverage for medical and dental insurance for the named executive officers and their covered dependents.

              Messrs. Kasbar, Birns, Crosby and Rau are also provided with a country club membership to be used for business entertainment purposes and to facilitate business meetings. Additionally, until December 31, 2016, we provided housing allowances to each of Messrs. Crosby and Rau which have been discontinued commencing January 1, 2017.

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Alternate Summary Compensation Table

              The following table summarizes the "Total Realizable Compensation" of Messrs. Kasbar, Birns, Crosby and Rau for the fiscal year ended December 31, 2016. We define "Total Realizable Compensation" to be the sum of all value earned by the executive from continued employment during the applicable year (the "Calculation Year"), including:

  (1)
  base salary;

  (2)
  benefits and perquisites;

  (3)
  the value as of the grant date of any cash or equity-based incentive award made under the Annual Incentive Program for the Calculation Year and the amount of any Strategic Objective Cash Incentive Award;

  (4)
  the change (+/–), from the grant date to December 31st of the Calculation Year, in the current value (as distinct from the expense value) of any equity-based incentive award made during the Calculation Year under the Annual Incentive Program for the year immediately preceding the Calculation Year;

  (5)
  the change (+/–), from December 31st of the year immediately preceding the Calculation Year to December 31 of the Calculation Year (or the date on which the award vests, if earlier), in the current value (as distinct from the expense value) of all outstanding equity-based incentive awards made under the Annual Incentive Program in prior years and for which vesting is subject to continued service during all or any part of the Calculation Year; and

  (6)
  the amortized expense value as of December 31st of the Calculation Year (or the anniversary of the grant date on which the award vests, if earlier), of any option, SSAR, restricted stock, or RSU awards that were granted, other than under the Annual Incentive Program, in the Calculation Year or any prior year and that were unvested as of December 31 of the prior year (or the grant date, if later) to the extent the Company expects such awards to vest.

Name and Principal Position	Year	Salary	Benefits and Perquisites	Non-Equity Incentive Plan Compensation	Stock Awards	Change in Current Value	Total
Michael J. Kasbar,	2016	$875,100	$78,621	$450,000	$1,952,260(1)	$137,953	$3,493,934
Chairman, President and Chief Executive Officer
Ira M. Birns,	2016	583,400	54,200	180,000	714,041(1)	38,059	1,569,700
Executive Vice President and Chief Financial Officer
Michael J. Crosby,	2016	487,550	135,899	168,707	276,172(2)	—(3)	1,068,328
Executive Vice President, Global Land
John P. Rau,	2016	475,100	136,845	202,815	276,172(2)	—(3)	1,090,932
Executive Vice President, Global Aviation and Marine

(1)
This amount includes the amortized expense value of the award of SSARs granted to Messrs. Kasbar and Birns in March 2013 and 2015 and Mr. Kasbar in 2016. This amount also

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  includes the amortized expense value of 10,292 RSUs issued as the target equity opportunity under the PSP to each of Messrs. Kasbar and Birns, respectively, in March 2016. This amount does not include any expense value for the performance-based RSAs granted in 2012 to Messrs. Kasbar and Birns that expired unvested at the end of the five-year measurement period on December 31, 2016. (See "Outstanding Equity Awards at Fiscal Year End" table beginning on page 53 of this proxy statement and "Grants of Plan based Awards" table beginning on page 52 for additional information about these awards).

(2)
This amount reflects the amortized expense value of: (i) 10,292 RSUs issued as the target equity opportunity under the PSP to each of Messrs. Crosby and Rau in March 2016; and (ii) 20,585 shares of restricted stock granted to each of Messrs. Crosby and Rau in March 2016 in connection with their promotions (see "Grants of Plan based Awards" table on page 52 for additional information about these awards).

(3)
Messrs. Crosby and Rau were not executive officers prior to 2016 and therefore, they were not part of the Annual Incentive Program in prior years.

Agreements with Executives

              Our Committee believes that it is important to protect our intellectual capital. Accordingly, we have agreements and an executive severance policy with respect to our named executive officers that provide consideration for, and thus ensure the effectiveness of, important non-compete and other restrictive covenants and consulting obligations applicable under such agreements or policy following termination of employment. The Committee believes that these arrangements serve to encourage the continued attention and dedication of the executives to their assigned duties and mitigate the uncertainty and questions a potential change of control may raise among executives. The Committee also believes these arrangements are appropriate and necessary to attract and retain these executives.

              Our Committee generally views the potential payments and benefits payable under a termination or change of control scenario as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive than other elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation. See "Potential Payments upon Termination of Employment or Change of Control" beginning on page 56 of this proxy statement for a discussion of these arrangements and certain compensation and benefits that will be provided in the event of the termination of the employment of our named executive officers.

Equity Grant Practices

              Our equity grant policy provides that equity grants made to named executive officers related to prior year performance will be effective on March 15 of each year. Retention, promotion and performance share awards are typically granted March 31 of each year. Annual grants of equity awards to directors will be effective on the date that the director is elected or re-elected to the Board. Grants made to new hires or existing employees (excluding executive officers) will be effective on one of the following quarterly dates per year: February 10, May 10, August 10, and November 10.

              Under the terms of the 2016 Omnibus Plan, we are not permitted to cancel outstanding stock options or SSARs for the purpose of re-pricing or otherwise replacing or re-granting such options or SSARs with an exercise or conversion price that is less than the exercise or conversion price of the original stock option or SSAR without shareholder consent. We do not have a program, plan or

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practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

Tax and Accounting Implications

    Deductibility of Executive Compensation

              As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Section 162(m) provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid in any year to any of our named executive officers (excluding our Chief Financial Officer) to the extent that such compensation is not "performance-based" as defined under Section 162(m). To qualify as "performance-based," certain pre-established objective performance goals or certain other conditions must be met. Annual cash incentive awards under our EIP and equity-based awards under our 2016 Omnibus Plan may be granted in a manner so that they are intended to qualify for the "performance-based" exception to Section 162(m).

              We generally seek to preserve such tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, in the future, the Committee may also determine, in light of applicable circumstances, to award certain compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

    Accounting for Share-Based Compensation

              Before granting equity-based compensation awards, the Committee considers the accounting impact of the award, including the compensation cost and the grant date fair value, as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Policies

              The Committee has adopted a stock retention requirement and stock ownership guidelines to align the interests of named executive officers with those of our shareholders and ensure that the executives responsible for overseeing operations have an ongoing financial stake in the Company's success.

    Stock Retention Requirement

              Our named executive officers are required to retain at least 50% of any shares acquired (net of any shares that would need to be withheld or sold to satisfy any applicable income and employment taxes relating to the award) pursuant to any equity award granted after they become an executive officer for three years after the shares are delivered (or until the individual ceases to be an executive officer of the Company, if earlier). All of our named executive officers are in compliance with these retention requirements.

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    Stock Ownership Requirement

              Our named executive officers are subject to the stock ownership guidelines set forth below, which are expressed as a multiple of base salary determined by leadership level.

Position	Multiple of Base Salary
Chief Executive Officer	7
Chairman of the Board (if an executive officer)	5
Chief Financial Officer	5
All Other Executive Officers	3

              Equity vehicles that count towards compliance with the ownership requirement include: common stock, unvested time-based restricted stock or RSUs, and the earned portion of performance-based awards. Unexercised stock options or stock appreciation rights, the unearned portion of performance-based awards and any shares of common stock that are pledged as collateral do not count towards the requirement.

              The Committee uses the three-year average closing stock price on the last trading day of each fiscal year to determine compliance and to manage against the risk of the named executive officers falling out of compliance due to volatility in the stock price. The Committee has discretion to determine the penalties for non-compliance, including: requiring the payment of cash incentives in equity, instituting a higher equity retention requirement and reducing or eliminating incentive compensation. Furthermore, the Committee, in its discretion, may determine the appropriate hardship relief, if any, for non-compliance including: allowing named executive officers additional time to regain compliance and suspending ownership requirements in the event of extreme volatility in the Company's stock price.

              The stock ownership guidelines provide that executive officers must attain the applicable ownership requirement within five years of the date such individual becomes an executive officer. Our directors are also subject to stock ownership requirements as described on page 27 of this proxy statement under "Director Compensation". All of our named executive officers are in compliance with the above requirements.

Derivatives, Hedging and Pledging Transactions

              We prohibit our directors, executive officers and employees from engaging in hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, which are designed to hedge or offset any decrease in the market value of our common stock. We also do not permit the buying or selling of publicly traded options based on our common stock or engaging in short sales of our securities. The purpose of these policies is to align the interests, including the economic risk of ownership, of directors, executive officers, employees and shareholders.

              We also discourage our directors, executive officers and employees from holding our common stock in a margin account or pledging our common stock as collateral for a loan. Any directors or executive officers who wish to pledge shares must first obtain the prior approval of the General Counsel and the Governance Committee. As noted above, any shares pledged as collateral will not count towards any executive officer's respective stock ownership requirement.

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Compensation Committee Report on 2016 Executive Compensation

              The Committee is responsible for establishing and administering the executive compensation programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Ken Bakshi, Chairman
Richard A. Kassar, Member
Stephen K. Roddenberry, Member

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Summary Compensation Table

              The following table summarizes the "total compensation" of our named executive officers for the fiscal years ended December 31, 2016, 2015, and 2014 according to the rules promulgated by the SEC.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Michael J. Kasbar	2016	$875,100	$1,999,990	$1,232,000(3)	$450,000(4)	$81,585(7)	$4,638,675
Chairman, President	2015	750,000	436,208	221,700	650,000	91,293	2,149,202
and Chief Executive	2014	713,542	5,549,473	—	1,374,521	69,463	7,706,999
Officer
Ira M. Birns	2016	583,400	1,000,019	—	180,000(4)	57,164	1,820,583
Executive Vice	2015	500,000	184,102	88,680	250,000	91,692	1,114,474
President and Chief	2014	489,583	2,076,898	—	509,410	50,853	3,126,744
Financial Officer
Michael J. Crosby	2016	487,550	1,500,004	—	168,707(4)(6)	135,899(8)	2,292,160
Executive Vice President, Global Land
John P. Rau	2016	475,100	1,500,004	—	202,815(4)(6)	136,845(8)	2,314,764
Executive Vice President, Global Aviation and Marine

(1)
The amounts shown for fiscal year 2016 represent the pro-rated salary for each of Messrs. Kasbar, Birns, Crosby and Rau, reflective of salary increases made effective March 1, 2016.

(2)
The amounts shown represent the estimated aggregate grant date fair value of the awards made in each fiscal year relating to common stock, restricted stock, RSUs and SSARs granted to the named executive officers. The estimated grant date fair value of these awards is based on the grant date market value of our common stock as defined in the 2006 Omnibus Plan and is computed in accordance with FASB ASC Topic 718. Assumptions used in determining the aggregate grant date fair value of awards are set forth in Note 9 (for fiscal year 2016) and Note 8 (for fiscal years 2015 and 2014) to the consolidated financial statements in Item 15 of the respective annual reports on Form 10-K.

(3)
This amount reflects the grant date fair value of a one-time award to Mr. Kasbar of 100,000 SSARs, which vest in March 2019.

(4)
This amount reflects strategic objective cash incentive awards earned by each of the named executive officers based upon their achieving 60% of their 2016 strategic objectives. These awards were also subject to the Company earning at least 75% of consolidated net revenues for the prior year. For 2016, consolidated net revenues were 104% of 2015 consolidated net revenues.

(5)
The amounts shown in this column include health and other insurance benefits, club membership dues, matching contributions under our 401(k) plan and dividends paid in connection with the vesting of equity awards in each case paid to or on behalf of the named executive officers.

(6)
This amount also includes annual cash incentive awards earned under the EIP by each of Messrs. Crosby and Rau based on Operating Income growth for their respective business units in 2016, in the amounts of $78,707 and $112,815, respectively.

(7)
This amount includes dividends in the aggregate amount of $11,059.

(8)
This amount includes a housing allowance for each of Messrs. Crosby and Rau in the amount of $96,000 which has been discontinued commencing in January 2017.

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Grants of Plan-Based Awards

              The following table provides additional information about stock awards and equity and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2016.

GRANTS OF PLAN-BASED AWARDS

						All Other Stock Awards, Number of Shares of Stock or Units (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)
Michael J. Kasbar	n/a	03/24/16	162,500(2)		3,050,000(2)
Chairman, President	n/a	03/24/16	—(3)		750,000(3)
and Chief Executive Officer	03/31/16 03/31/16	03/24/16 03/24/16				41,169(4) 100,000(5)	1,999,990 1,232,000
Ira M. Birns	n/a	03/24/16	73,069(2)		1,325,000(2)
Executive Vice	n/a	03/24/16	—(3)		300,000(3)
President and Chief Financial Officer	03/31/16	03/24/16				20,585(4)	1,000,019
Michael J. Crosby	n/a	03/24/16	15,000(2)(3)	750,000(2)(3)	1,500,000(2)(3)
Executive Vice	03/31/16	03/24/16				10,292(4)	499,985
President, Global	03/31/16	03/24/16				20,585(6)	1,000,019
Land
John P. Rau	n/a	03/24/16	15,000(2)(3)	750,000(2)(3)	1,500,000(2)(3)
Executive Vice	03/31/16	03/24/16				10,292(4)	499,985
President, Global Aviation and Marine	03/31/16	03/24/16				20,585(6)	1,000,019

(1)
The amounts shown reflect the estimated aggregate grant date fair value of the stock awards. The estimated aggregate fair value of our stock awards is based on the grant date market value of our common stock, as defined in the 2006 Omnibus Plan and is computed in accordance with FASB ASC Topic 718.

(2)
The amounts shown reflect the threshold, target and maximum payouts that could have been earned as 2016 annual performance-related cash incentive awards under the EIP. For 2016, the Company did not meet the threshold growth for Net Income established by the Committee and as a result, the named executive officers did not earn an annual performance-related cash incentive award for the Net Income component of their compensation program for 2016. For Messrs. Crosby and Rau, this also includes cash incentive awards that could be earned under the EIP based on Operating Income growth for the respective business units for which Messrs. Crosby and Rau are responsible. For 2016, Messrs. Crosby and Rau earned $78,707 and $112,815, respectively, for the Operating Income component of their compensation program. Please see the discussion regarding the compensation programs for the named executive officers beginning on page 39 of this proxy statement for additional information.

(3)
The amounts shown include the threshold and maximum payouts that could have been earned as strategic objective cash incentive awards under the EIP subject to the Company earning at least 75% of consolidated net revenues for the prior year. Based on 60% achievement of their 2016 strategic objectives, the named executive officers earned cash incentive awards of $450,000, $180,000, $90,000 and

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  $90,000, respectively. Please see the discussion regarding the compensation programs for the named executive officers beginning on page 39 of this proxy statement for additional information.

(4)
The amounts shown reflect the awards issued under the PSP at the Target level of CAGR in EPS for the three-year period ending in December 2018. Please see the discussion regarding the compensation programs for the named executive officers beginning on page 39 of this proxy statement for additional information.

(5)
The amount shown reflects a one-time award of 100,000 SSARs granted to Mr. Kasbar having a grant date fair value of $1,232,000. These SSARs will vest on the third anniversary of the date of grant. Please see the discussion regarding the 2016 SSAR award beginning on page 44 of this proxy statement for additional information.

(6)
The amounts shown represent awards granted to Messrs. Crosby and Rau in connection with their respective promotions in March 2016. These awards will vest annually in three equal installments beginning on March 31, 2019. Please see the discussion regarding the compensation programs for Messrs. Crosby and Rau beginning on page 41 of this proxy statement for additional information.

Outstanding Equity Awards at Fiscal Year-End

              The following table sets forth the outstanding equity awards at fiscal year-end, or December 31, 2016, for our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
							Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
					Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
	Number of Securities Underlying Unexercised Options/SSARs
			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Michael J. Kasbar	38,431		$39.58	03/15/18	4,133(2)	$189,746	10,292(7)	$472,506
Chairman, President	29,991		45.517	03/15/18	67,706(3)	3,108,382
and Chief Executive	5,000	10,000(4)	57.48	03/31/20	5,375(5)	246,766
Officer		100,000(6)	48.58	03/31/21
Ira M. Birns	21,083		39.58	03/15/18	578(2)	26,536	5,146(7)	236,253
Executive Vice President	12,811		45.517	03/15/18	27,083(3)	1,243,381
and Chief Financial Officer	2,000	4,000(4)	57.48	03/31/20	2,268(5)	104,124
Michael J. Crosby					3,886(8)	178,406	2,573(7)	118,126
Executive Vice President, Global Land					20,585(10)	945,057	1,214(9)	55,746
John P. Rau					1,326(2)	60,877	2,573(7)	118,126
Executive Vice					3,296(2)	151,319	1,214(9)	55,746
President, Global					5,414(3)	248,557
Aviation and Marine					9,714(11)	445,970
					20,585(10)	945,057
					2,255(12)	103,561

(1)
The amounts in this column are based on the closing price of our common stock on December 30, 2016 of $45.91.

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(2)
This amount reflects RSUs (in the case of Messrs. Kasbar and Birns) that vest in March 2017 or shares of restricted stock (in the case of Messrs. Crosby and Rau) that vest in May 2017, subject to earlier vesting upon a change of control or qualifying termination of employment.

(3)
This amount reflects RSUs (in the case of Messrs. Kasbar and Birns) that vest one-third annually beginning March 2017 or shares of restricted stock (in the case of Mr. Rau) that that vest one-third annually beginning May 2017, subject to earlier vesting upon a change of control or qualifying termination of employment.

(4)
This amount reflects SSARs that vest one-half annually beginning in March 2017, subject to earlier vesting upon a change of control or qualifying termination of employment.

(5)
This amount reflects RSUs that vest one-half annually beginning March 2017, subject to earlier vesting upon a change of control or qualifying termination of employment.

(6)
This amount reflects SSARs that vest in March 2019, subject to earlier vesting upon a change of control or qualifying termination of employment.

(7)
This amount reflects the threshold amount of RSUs that would be earned by the named executive officer in 2019 under the PSP assuming a minimum CAGR in EPS of 3%. Any earned portion will vest on the date after December 31, 2019 on which the Committee certifies in writing, based upon our audited financial statements, the extent to which the requisite CAGR in EPS has been achieved for the performance period but in no event later than March 15, 2020.

(8)
This amount reflects shares of restricted stock that vest one-fourth annually beginning May 2017, subject to earlier vesting upon a change of control or qualifying termination of employment.

(9)
This amount reflects the threshold amount of RSUs that would be earned by the named executive officer in 2018 under a three-year performance equity award, assuming a minimum EPS threshold with a modifier based on the three-year average of the difference between the percentage return on invested capital and weighted average cost of capital.

(10)
This amount reflects shares of restricted stock that vest one-third annually beginning March 2019, subject to earlier vesting upon a change of control or qualifying termination of employment.

(11)
This amount reflects shares of restricted stock that vest one-third annually beginning March 2018, subject to earlier vesting upon a change of control or qualifying termination of employment.

(12)
This amount reflects the actual amount of performance-based RSUs earned by the named executive officer for the three-year performance period ended December 31, 2016, which will vest in May 2017.

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Option Exercises and Stock Vested

              The following table sets forth the stock vested during the year ended December 31, 2016 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting(3)
Michael J. Kasbar Chairman, President and Chief Executive Officer			29,389	$1,419,489
Ira M. Birns Executive Vice President and Chief Financial Officer			10,740	518,742
Michael J. Crosby Executive Vice President, Global Land			971	44,617
John P. Rau Executive Vice President, Global Aviation and Marine	4,310	$18,576	4,366	199,881

(1)
The amount shown in this column reflects the number of shares acquired upon the conversion of SSARs. The number of shares acquired upon conversion of SSARs only represents the number of shares that is equivalent to the value realized upon conversion.

(2)
For SSAR conversions, the value realized is calculated by multiplying (a) the difference between the share price of our common stock at the time of conversion and the SSAR conversion price by (b) the number of shares of common stock underlying the SSAR. The value realized does not represent cash received by the named executive officer, which may differ based on when the acquired shares are ultimately sold by the named executive officer.

(3)
The amount shown in this column reflects the value realized upon vesting which is calculated by multiplying (a) the closing price of our common stock on the vesting date by (b) the number of shares of restricted stock or RSUs that vested. The value realized does not represent cash received by the named executive officer which may differ based on when the acquired shares are ultimately disposed of by the named executive officer.

Non-Qualified Deferred Compensation

              The following table sets forth non-qualified deferred compensation during the year ended December 31, 2016 for the named executive officers set forth below.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Michael J. Kasbar(1) Chairman, President and Chief Executive Officer	$7,245	$210,388

(1)
Mr. Kasbar's prior employment agreement provided that any bonuses payable to him that would not be deductible under Section 162(m) for the year earned would be deferred until a fiscal year in which it would be deductible (or until the year in which Mr. Kasbar's employment terminates or

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  the employment agreement expires), and that any amount so deferred would be credited with interest at the prime rate as published in the Wall Street Journal. A portion of the bonus earned by Mr. Kasbar for the 2002 fiscal year, equal to $109,375, was deferred pursuant to that provision of his employment agreement and remains unpaid. Because the aggregate earnings in the last fiscal year did not constitute "above market earnings" within the meaning of the applicable SEC rules, this amount is not reflected in the Summary Compensation Table.

Potential Payments upon Termination of Employment or Change of Control

              Our employment agreement with Mr. Kasbar (the "Kasbar Agreement") and executive severance agreement with Mr. Birns (the "Birns Agreement") each provides for the payment of certain compensation and benefits in the event of the termination of the executive's employment, the amount of which varies depending upon the reason for such termination. In lieu of entering into separate executive severance agreements with each of Messrs. Crosby and Rau in connection with their promotions to executive officers, effective December 31, 2016, our Board adopted an Executive Severance Policy ("ESP") applicable to Messrs. Crosby and Rau and other executives that the Committee may subsequently designate as participating executives. The ESP provides for the payment of certain severance payments and benefits in the event of a termination of such executives' employment in certain specified circumstances.

              Each of the Kasbar Agreement, the Birns Agreement and the Executive Severance Policy provides for certain benefits (1) if the NEO's employment is terminated due to Death or Disability, (2) if the NEO's employment is terminated by the Company without "Cause" (as that term is defined in the relevant agreement or arrangement) or (3) if the NEO terminates his employment with "Good Reason (as that term is defined in the relevant agreement or arrangement, which for Messrs. Crosby and Rau is within two (2) years after a Change of Control has occurred). If the employment of any of the four covered NEOs is Terminated without Cause or for Good Reason within two (2) years after a Change of Control then the severance benefits are slightly higher. The actual amounts of such payments are set forth in the table below the relevant definitions.

Termination Without Cause

              Kasbar Agreement—Under the Kasbar Agreement, "cause" means (i) any act of fraud, misappropriation, embezzlement or material dishonesty by Mr. Kasbar, which results in his personal enrichment at our expense; (ii) willful misconduct that results in material economic harm to us; (iii) a felony conviction or conviction for a crime involving moral turpitude; (iv) the willful and continued material failure of Mr. Kasbar to perform his duties under the Kasbar Agreement; (v) a willful and material breach by Mr. Kasbar of his non-compete, non-solicitation, non-disparagement or cooperation obligations under the Kasbar Agreement (and in the case of (i) through (v) the failure to cure such breach) or (vi) a material breach by Mr. Kasbar of our Code of Conduct, Securities Trading Policy or any other related corporate and personnel policies generally applicable to our executives or employees.

              Birns Agreement—Under the Birns Agreement, "cause" means (i) the willful, material failure by Mr. Birns to perform the duties consistent with his position or to comply with the obligations of the Birns Agreement, or his willful, material failure to carry out the reasonable and lawful directions of our CEO, President or Board and not curing such failure; (ii) any willful and material breach of our Code of Conduct or any other policy; (iii) Mr. Birns' gross negligence or willful misconduct which is harmful to us, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement; (iv) use of alcohol, drugs or other similar substances during work hours, other than at a Company sanctioned event, or at any time in a manner that adversely affects his work performance; (v) being

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charged with a criminal offense that is a felony or misdemeanor involving moral turpitude; or (vi) a material breach of the Birns Agreement that cannot be cured.

              ESP—Under the ESP, "cause" means (i) the failure by the executive to perform, in a reasonable manner, his or her duties as assigned by the Company or any subsidiary (or any successor company); (ii) any violation or breach by the executive of his or her employment agreement, consulting or other similar agreement with the Company or any subsidiary (or successor company), if any; (iii) any actual or threatened violation or breach by the executive of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any subsidiary (or successor company); (iv) any violation or breach by the executive of any Company policy; (v) any act by the executive of dishonesty or fraud that injures the reputation or business of, or causes harm to, the Company or any subsidiary (or successor company); (vi) the conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; or (vii) the executive's impeding of, interfering with, or failing to reasonably cooperate with an investigation authorized by the Company or any subsidiary or affiliate. In the event of a change of control, upon and during the two years following such change of control, clauses (i)-(v) above will be deemed to have the term "materiality" inserted as a qualifier to each instance of violation, breach or other misconduct by the executive.

              None of the agreements or arrangements provide for any payment of severance or other benefits in the case of a Termination With Cause, although our Deferred Compensation Plan requires repayment of prior earnings that have been deferred irrespective of the basis for employment being terminated and our paid-time-off policy provides that all employees are entitled to their accrued but unused vacation upon termination.

Termination For Good Reason

              Kasbar Agreement—Under the Kasbar Agreement, "good reason" means (i) any reduction in the annual base salary of Mr. Kasbar to a level that is less than 85% of Mr. Kasbar's base salary for the immediately preceding year or our failure to pay or provide any material compensation or benefit other than an insubstantial and inadvertent reduction that is remedied by us; (ii) following a change of control, our failure to provide Mr. Kasbar his total annual cash compensation, including bonus, total aggregate value of perquisites, total aggregate value of benefits or total aggregate value of long-term compensation equal to or higher than the highest level received by Mr. Kasbar in the preceding 6 months or 1 year, in certain cases, other than an insubstantial and inadvertent failure that is remedied by us; (iii) if we require Mr. Kasbar to be based at a location outside of Miami-Dade County, Florida; (iv) our failure to obtain any successor's agreement to perform and assume the Kasbar Agreement; (v) without the express prior written consent of Mr. Kasbar, assigning Mr. Kasbar any duties that are materially inconsistent with his current position (including titles and reporting relationships) or making any other material adverse change in his position, authority, responsibilities or status; and (vi) a voluntary termination by Mr. Kasbar for any reason within 30 days following the first anniversary of a change of control.

              Birns Agreement—The definition of good reason in the Birns Agreement means the occurrence of any of the following (i) the assignment to the executive of any duties materially inconsistent with his position, authority, duties or responsibility or any other action by us that results in a material diminution in his position, authority, duties or responsibilities, excluding any action not taken by us in bad faith that is remedied; (ii) any reduction in, or failure to pay the executive's base salary other than a reduction or failure remedied by us; (iii) within two years after the occurrence of a change of control, any failure by us to provide the executive his bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the executive in the calendar year immediately preceding the change of control, other than a failure not

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occurring in bad faith that is remedied by us; or (iv) if we require the executive to be based at any office or location outside of Miami-Dade or Broward County.

              ESP—The definition of "good reason" under the ESP is substantially the same as the definition included in the Birns Agreement, except that the events have to have occurred within two years after a "Change of Control" (as defined in the ESP). Specifically, an executive will have the ability to terminate his employment with "Good Reason" upon the happening of any of the following within two years after a "Change of Control": (i) the assignment to the executive of any duties materially inconsistent with his position, authority, duties or responsibility or any other action by us that results in a material diminution in his position, authority, duties or responsibilities, excluding any action not taken by us in bad faith that is remedied; (ii) any reduction in, or failure to pay the executive's base salary other than a reduction or failure remedied by us; (iii) any failure by us to provide the executive his bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the executive in the calendar year immediately preceding the change of control, other than a failure not occurring in bad faith that is remedied by us; or (iv) if we require the executive to be based at any office or location outside of Miami-Dade or Broward County.

Change of Control

              Under the Kasbar Agreement, the Birns Agreement and the ESP, a "change of control" is deemed to have occurred if (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), excluding any employee benefit plans, becomes the beneficial owner of at least (a) 30% (in the case of the ESP) or (b) 20% (in the case of the Kasbar Agreement or the Birns Agreement) of the combined voting power of our outstanding common stock; (ii) we merge, consolidate, reorganize or carry out any similar event which results in the holders of our common stock prior to the event owning less than 51% of the total voting power of the capital stock of the surviving company; (iii) our current Board ceases to make up at least 2/3 of our Board, the board of the surviving company or the board of the controlling company, as the case may be, with the exception that any director approved by a vote of at least 2/3 of our current Board will be considered to be a member of our current Board; or (iv) we are liquidated or dissolved or we sell all or substantially all of our assets. In addition, the Kasbar Agreement provides that a change of control is deemed to have occurred if we enter into an agreement or our Board passes a resolution to do any of the items listed in (i)-(iv) above and Mr. Kasbar's employment is terminated after the execution of any such agreement or the passage of any such resolution, but before the event takes place.

Severance Payments and Benefits

              Kasbar Agreement—As set forth in the table below, upon the occurrence of a termination by Mr. Kasbar for good reason, by the Company without cause, following a change of control or non-renewal, we will make the following payments:

(i)
the Accrued Obligations (as defined in the Kasbar Agreement);

(ii)
an annualized amount of $750,000 ($1,250,000 for termination following a change of control) per year for a two year period immediately following the termination date;

(iii)
(a) continued health insurance coverage in effect as of the termination date for Mr. Kasbar and his immediate family until Mr. Kasbar is no longer eligible for coverage under our health plans through COBRA or he becomes eligible for health insurance coverage through employment or services provided to another person or entity; and

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(iv)
(b) after Mr. Kasbar is no longer eligible for coverage through COBRA, reimbursement for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to Mr. Kasbar and his immediate family until Mr. Kasbar turns 65 or, if earlier, the date on which neither Mr. Kasbar nor his surviving spouse is living provided that (a) coverage will not be provided for any period where Mr. Kasbar is eligible to receive coverage through employment or services provided to another person or entity; (b) coverage will not be provided for any dependent over age 21 other than Mr. Kasbar's spouse; and (c) the aggregate amount the Company is required to pay for such coverage does not exceed $150,000 in the aggregate; and

(v)
a lump sum in the amount of $1,500,000 ($2,500,000 for termination following a change of control) within 5 business days of the last day of the restricted period.

              Upon the occurrence of a termination by Mr. Kasbar without good reason, by the Company for cause or by the Company due to Mr. Kasbar's death or disability, Mr. Kasbar will be entitled to the payments specified in (i) above.

              Birns Agreement and ESP—As set forth in the table below, under the ESP and the Birns Agreement, upon the occurrence of a termination by the Company without Cause or by the executive for good reason we will make the following payments:

(i)
an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, in the case of Mr. Birns, or Accrued Obligations (as defined in the ESP) such Accrued Obligations to be paid no later than 60 days after the date of termination;

(ii)
any unpaid bonus for the year prior to the year of termination to be paid on the same date that bonuses are paid to our other senior executive officers;

(iii)
a prorated bonus for the calendar year in which the executive's employment is terminated, however, no pro-rated bonus will be paid if the executive's termination date occurs before the payment of bonuses for the prior calendar year. Any such bonus will be prorated based on the bonus the executive would have earned if he or she had remained employed by us for the entire year. Any such bonus will be paid on the same date that bonuses are paid to our other senior executive officers;

(iv)
continued health insurance coverage in effect as of the termination date for the executive and his immediate family, or covered dependents in the case of the ESP, for a period of up to 18 months. Such coverage will terminate earlier if the executive becomes eligible for health insurance coverage through employment or services provided to another person or entity, or, in the case of the ESP, if the executive attains the age of 65; and

(v)
a severance payment in an amount equal to two times base salary as of the termination date in the case of Messrs. Birns, Crosby and Rau, which will be paid to each of them in regular payroll installments over the 24-month period following termination.

              Upon the occurrence of a termination due to death or disability, Mr. Birns will be entitled to the payments specified in (i)-(iii) above and, under the ESP, Messrs. Crosby and Rau will be entitled to the payments specified in (i)-(iv) above.

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Potential Payments Upon Termination Table

              The estimated payments and benefits that would be provided to each of Messrs. Kasbar, Birns Crosby and Rau pursuant to their respective agreements or the ESP, as the case may be, as a result of (1) Termination by Company for Cause or by Executive Without Good Reason, (2) Termination by Company Without Cause, (3)Termination by Executive for Good Reason, (4) Termination by Company Without Cause or by Executive for Good Reason within two (2) years of a Change of Control, and (5) Termination of employment due to death or disability are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2016. In order to receive the benefits set forth below, an executive must satisfy certain restrictive covenants for a specified period of time after the termination event before any cash severance payment is made. We have the right to not pay or provide these benefits or discontinue the payment and provision of these benefits if the executive fails to satisfy such obligations.

	Severance Payment(1)	Pro-Rata Bonus(2)	Medical Benefits(3)	Acceleration and Continuation of Equity Awards(4)	Total(5)
Mr. Kasbar
Termination by Company for Cause or by Executive Without Good Reason	$—	$—	$—	$—	$—
Termination by Company Without Cause(6) or by Executive for Good Reason	3,000,000	450,000	181,824	1,947,273(9)	5,579,098
Termination by Company Without Cause or by Executive for Good Reason within two (2) years of a Change of Control	5,000,000	450,000	181,824	3,362,678(9)	8,994,504
Death or Disability	—	450,000	—	1,947,273(9)	2,397,273
Mr. Birns
Termination by Company for Cause or by Executive Without Good Reason	—	—	—	—	—
Termination by Company Without Cause or by Executive for Good Reason	1,200,000	180,000	31,739	738,921	2,150,661
Termination by Company Without Cause or by Executive for Good Reason within two (2) years of a Change of Control	1,200,000	180,000	31,739	1,490,147	1,701,886
Death or Disability	—	180,000	—	738,921	918,921

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	Severance Payment(1)	Pro-Rata Bonus(2)	Medical Benefits(3)	Acceleration and Continuation of Equity Awards(4)	Total(5)
Mr. Crosby
Termination by Company for Cause or by Executive Without Good Reason	$—	$—	$—	$—	$—
Termination by Company Without Cause	1,000,000	78,707	31,826	192,042	1,302,574
Termination by Company Without Cause or by Executive for Good Reason(7) within two (2) years of a Change of Control	1,000,000	78,707	31,826	1,818,954	2,929,487
Death or Disability	—	168,707	31,826	330,644	531,176
Mr. Rau
Termination by Company for Cause or by Executive Without Good Reason	—	—	—	—	—
Termination by Company Without Cause	1,000,000	112,815	31,824	587,005	1,731,646
Termination by Company Without Cause or by Executive for Good Reason(7) within two (2) years of a Change of Control	1,000,000	112,815	31,824	2,961,516	4,106,157
Death or Disability	—	202,815	31,824	725,608	960,248

(1)
The amounts in this column are the severance payments payable to Mr. Kasbar and Mr. Birns upon the occurrence of the relevant event. For Messrs. Birns, Crosby and Rau, this represents a severance payment equal to two times base salary as of the termination date (based on their actual salary as of December 31, 2016), payable over a 24-month period.

(2)
The amounts in this column are the bonuses payable to the executive under the EIP, prorated through the date of termination. Amounts are paid when, and to the extent that, they would have been paid had the executive's employment not terminated. For Messrs. Kasbar and Birns, this amount reflects the amounts earned by the executive for the year-ended December 31, 2016. For Messrs. Crosby and Rau, this amount reflects only amounts earned based upon achievement of Operating Income targets in their respective business units in 2016 and excludes any bonuses earnable based on achievement of non-financial objectives except in the case of death or disability.

(3)
Each executive is entitled to receive continuation of his medical benefits generally for 18 months following the date of termination. This column reflects the current cost of COBRA premiums for such period. In addition, Mr. Kasbar is entitled to be reimbursed for the cost of obtaining comparable private health insurance coverage until the occurrence of various events up to a maximum of $150,000. For purposes of this table, we have assumed the maximum premiums would be paid.

(4)
The amounts in this column relating to both SSARs and performance-related SSARs represent the value of unvested and accelerated awards as of December 31, 2016, calculated by multiplying the number of accelerated awards by the difference between the conversion price and the closing price of our common stock on December 30, 2016. The amounts in this column relating to both

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  restricted stock and performance-related restricted stock represent the value of unvested and accelerated stock as of December 31, 2016, calculated by multiplying the number of accelerated shares by the closing price of our common stock on December 30, 2016. The equity granted under the PSP is reflected assuming performance at target, pro rata for all events other than those that occur after a Change of Control and full acceleration for either a Termination without Cause or a Termination with Good Reason that occurs after a Change of Control.

(5)
The totals in this column do not include additional amounts payable to the executive under the Company's other employment programs that are applicable to all employees. Specifically, in accordance with the Company's policies, upon any termination, all employees are entitled to certain accrued obligations including salary earned through the date of termination, unreimbursed business expenses incurred in accordance with Company policy and a payment for unused paid time off. In addition, Mr. Kasbar is entitled to receive his non-qualified deferred compensation from a previously earned bonus upon any separation from us. Please see "Non-Qualified Deferred Compensation" table beginning on page 55 for an explanation of this amount.

(6)
If Mr. Kasbar's employment agreement is not renewed at the end of its term, Mr. Kasbar is entitled to the same amount of payments and benefits as if he were terminated without Cause.

(7)
As discussed above, our ESP defines "Good Reason" to have occurred only if certain events have happened within two years after a Change of Control has occurred. Consequently, for Messrs. Crosby and Rau, any termination by him of his employment upon the occurrence of such events absent a Change of Control will be deemed a Termination without Good Reason.

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V. PROPOSAL NO. 2—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

              The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be to: (i) attract, motivate and retain the exceptional management talent required to achieve above average growth and profitability, (ii) focus on rewarding the types of performance that increase shareholder value, (iii) link executive compensation to our long-term strategic objectives and (iv) align executives' interests with those of our shareholders.

              Pursuant to amendments to Section 14A of the Exchange Act, we are asking our shareholders to vote to approve or not approve, on an advisory basis, the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis section beginning on page 31 of this proxy statement, and the compensation of our named executive officers, as disclosed in this proxy statement. As an advisory vote, the results of this vote will not be binding on us, our Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our shareholders, and will consider the outcome of this vote when making future decisions on the compensation of our named executive officers and evaluating our executive compensation principles, policies and procedures.

              The Board believes that our executive compensation programs follow the guiding principles stated above. In order to align the interests of our senior executives with those of our shareholders, our executive compensation framework emphasizes the following:

  •
  Total compensation is tied to performance.  The majority of total executive compensation is variable and delivered on a pay-for-performance basis.

  •
  Long-term equity compensation aligns executives' and shareholders' interests.  Our named executive officers receive equity awards, which generally have multi-year vesting requirements.

              This framework has resulted in compensation for our named executive officers that is commensurate with our financial results, as demonstrated by the bar graph on page 33 of this proxy statement and the related tabular quantifications and narratives.

              Accordingly, we are asking our shareholders to vote, in an advisory manner, "FOR" the adoption of the following resolution:

              "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED."

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Vote Required

              The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding, advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED ABOVE IN THIS PROXY STATEMENT.

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VI. PROPOSAL NO. 3—NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Introduction

              Pursuant to amendments to Section 14A of the Exchange Act, we are required to provide our shareholders with the opportunity to vote, on an advisory, non-binding basis, for their preference as to whether future advisory votes on the compensation of our named executive officers should occur every one, two or three years. A shareholder advisory vote on executive compensation (such as Proposal No. 2 in this Proxy Statement) is referred to as a "Say on Pay Proposal". At our 2011 annual meeting of shareholders, our shareholders voted to hold an annual advisory vote on our executive compensation program. Accordingly, we have submitted Say on Pay proposals on the compensation of our named executive officers at every subsequent annual meeting.

              We are required to hold a vote on the frequency of Say on Pay Proposals every six years. In this Proposal 3, we are again asking for shareholder input as to whether, after this year, a Say on Pay Proposal should occur every one, two or three years.

              After careful consideration, our Board recommends that we continue to conduct an annual advisory vote on executive compensation. Our Board believes that an annual advisory vote is the best approach for our Company and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board, the Compensation Committee and management regarding our executive compensation programs and policies. As in the past six years, our Board, Compensation Committee and management intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our shareholders.

              The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

Vote Required

              The frequency (every one, two or three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to the non-binding, advisory vote on the frequency of future advisory votes on executive compensation. You are not voting to approve or disapprove the recommendation of the Board. You may choose to vote for a frequency of every "one year," every "two years," every "three years" or you may abstain from voting on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT AN ANNUAL ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

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VII. PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Introduction

              The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company's auditors. The Committee engages in an annual evaluation of the independent registered certified public accounting firm's qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered certified public accounting firm.

              The Audit Committee has selected PwC to serve as our independent registered public accounting firm for 2017. In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company's lead audit partner pursuant to this rotation policy includes meetings between the Chairman and the members of the Audit Committee and the candidates for the role, as well as discussion by the full Committee and with management.

              The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2017. Although the Board is submitting the selection of PwC to our shareholders for ratification, the Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If our shareholders do not ratify the selection of PwC as our independent registered certified public accounting firm, other independent registered certified public accounting firms will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our shareholders.

              Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to questions.

Fees and Services of PricewaterhouseCoopers LLP

              The following table presents aggregate fees for professional audit services rendered by PwC for the audit of our consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, and fees billed for other services rendered by PwC during those periods.

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Services Rendered
(In thousands)

	2016		2015
Audit Fees(1)	$5,748		$6,363
Audit-Related Fees	63	(2)	37	(3)
Tax Fees	36	(4)	—
All Other Fees	—		—

Total	$5,847		$6,400

(1)
These amounts represent fees for professional services rendered for the audits of our consolidated financial statements included in our annual report on Form 10-K, reviews of the quarterly consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits, the assessment of our internal control assertions required by Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC filings and accounting consultations on matters related to the annual audits or interim reviews.

(2)
This amount represents fees for professional services rendered in connection with a service organization control report.

(3)
This amount primarily represents fees for professional services rendered for the audit of the financial statements of our employee benefit plans.

(4)
This amount represents fees for professional services rendered in connection with international tax compliance.

Audit Committee Pre-Approval Policy

              Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for (i) appointing, (ii) negotiating and setting the compensation of and (iii) overseeing the performance of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a pre-approval policy for all audit and permitted non-audit services performed by our independent auditors to ensure that providing such services does not impair the auditors' independence. There are two types of pre-approval under the policy, general and specific. Under the general type of pre-approval, proposed services are pre-approved on a categorical basis for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the pre-approved category. The Audit Committee reviews the general pre-approval categories on a periodic basis and approves the fee levels for each category annually. Under the specific type of pre-approval, proposed services, such as the annual audit engagement terms and fees, are approved on a case-by-case basis. Any services that have not been generally pre-approved or that exceed the approved fee levels must be specifically pre-approved. Specific pre-approval must be obtained from the Audit Committee.

              The Audit Committee has delegated the authority to the Chairman of the Audit Committee to pre-approve audit and non-audit services to be provided by the independent registered certified public accounting firm so long as such services: (a) involve fees of less than $100,000, and (b) are subsequently reported to and approved by the full Audit Committee at its next scheduled meeting. The Audit Committee approved all services provided by, and all fees paid to, PwC. The Audit Committee has considered the services provided by PwC as described above and has determined that such services are compatible with maintaining PwC's independence.

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Report of the Audit Committee

              The Audit Committee has reviewed and discussed with management and with the independent registered certified public accounting firm the audited consolidated financial statements for the 2016 fiscal year. The Audit Committee has also performed the other reviews and duties set forth in its charter. The Audit Committee discussed with the independent registered certified public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

              Additionally, the Audit Committee has: (i) received the written disclosures and the letter from the independent registered certified public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm's communications with the Audit Committee concerning independence; (ii) considered whether the provision of tax and accounting research and other non-audit services by our independent registered certified public accounting firm is compatible with maintaining their independence; and (iii) discussed with the independent registered certified public accounting firm their independence from us and our management.

              In reliance on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the 2016 fiscal year for filing with the SEC.

John L. Manley, Chairman
Richard A. Kassar, Member
Myles Klein, Member
J. Thomas Presby, Member

              Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
"FOR" THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
FOR THE 2017 FISCAL YEAR

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VIII. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 3, 2017, by (i) each person known to us to beneficially own more than 5% of our outstanding common stock; (ii) our named executive officers for the fiscal year ended December 31, 2016; (iii) each director and nominee for director and (iv) all of the executive officers and directors as a group. Except as shown in the table, no other person is known by us to beneficially own more than 5% of our outstanding common stock.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent(2)
Holding more than 5%
FMR, LLC(3)	8,682,204	12.6%
BlackRock, Inc.(4)	5,690,316	8.2%
The Vanguard Group, Inc.(5)	5,751,277	8.3%
Named executive officers and directors:
Michael J. Kasbar(6)	773,266	1.1%
Ira M. Birns(7)	97,818	*
Michael J. Crosby(8)	1,676	*
John P. Rau(9)	11,085	*
Ken Bakshi(10)	19,266	*
Jorge L. Benitez(11)	7,387	*
Richard A. Kassar(12)	39,162	*
Myles Klein(13)	36,795	*
John L. Manley(14)	22,826	*
J. Thomas Presby(15)	9,732	*
Stephen K. Roddenberry(16)	69,377	*
Paul H. Stebbins(17)	381,846	*
All executive officers and directors as a group (13 persons)	1,496,918	2.2%

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each of the beneficial owners identified is c/o World Fuel Services Corporation, 9800 Northwest 41st Street, Miami, Florida 33178.

(2)
The number and percentage of shares beneficially owned by each person has been determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Accordingly, in determining the percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days of April 3, 2017 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for any other person. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power with respect to the shares shown as beneficially owned. The number of shares of common stock that could be obtained on exercise of SSARs is calculated by (a) multiplying the number of outstanding SSARs which can be exercised within 60 days of April 3, 2017, by the difference between the closing price of $36.14 for our common stock on April 3, 2017 and the SSAR exercise price and (b) dividing such number by $36.14. The percentages shown are based on 69,061,810 shares of common stock issued and outstanding on April 3, 2017.

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(3)
Based on a Schedule 13G/A, as filed with the SEC on February 14, 2017. FMR, LLC, 245 Summer Street, Boston, MA 02210, a parent holding company in accordance with Rule 13d-1(b)(ii)(G) of the Exchange Act, is the beneficial owner of 8,682,204 shares of our outstanding common stock, of which they hold sole voting power with respect to 673,582 shares and sole investment power with respect to all of the beneficially owned shares.

(4)
Based on a Schedule 13G/A, as filed with the SEC on January 27, 2017. BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, is the beneficial owner of 5,690,316 shares of our outstanding common stock, of which they hold sole voting power with respect to 5,371,592 shares and sole investment power with respect to all of the beneficially owned shares.

(5)
Based on a Schedule 13G/A, as filed with the SEC on February 10, 2017. The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and two wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., are the beneficial owners of 5,751,277, 38,543 and 11,269 shares, respectively, of our outstanding common stock. The Vanguard Group, Inc. holds sole voting power with respect to 42,212 shares, shared voting power with respect to 7,600 shares, sole investment power with respect to 5,705,134 shares and shared investing power with respect to 46,143 shares beneficially owned.

(6)
This amount includes 1,340 of the reported shares of common stock are indirectly held by Mr. Kasbar's spouse. This amount excludes 47,825 RSUs that have not yet vested. Pursuant to the terms of the agreements governing these equity awards, Mr. Kasbar has contractually agreed not to exercise any voting rights with respect to the shares prior to vesting. This amount also includes 203,784 shares that were pledged as collateral for a personal loan.

(7)
This amount excludes 19,189 RSUs that have not yet vested. Pursuant to the terms of the agreements governing these equity awards, Mr. Birns has contractually agreed not to exercise any voting rights with respect to the shares prior to vesting.

(8)
This amount includes 971 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. This amount excludes 38,264 RSUs that have not yet vested. Pursuant to the terms of the agreements governing these equity awards, Mr. Crosby has contractually agreed not to exercise any voting rights with respect to the shares prior to vesting.

(9)
This amount includes 8,682 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. This amount excludes 54,128 RSUs that have not yet vested. Pursuant to the terms of the agreements governing these equity awards, Mr. Rau has contractually agreed not to exercise any voting rights with respect to the shares prior to vesting.

(10)
This amount includes 35,640 shares of common stock issuable pursuant to the settlement of stock units and RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement, 29,455 shares will be delivered to Mr. Bakshi upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(11)
This amount includes 5,371 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement, 1,678 shares will be

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  delivered to Mr. Benitez in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(12)
This amount includes 22,950 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement, 16,679 shares will be delivered to Mr. Kassar upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(13)
This amount includes 22,950 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement of the RSUs, 16,679 shares will be delivered to Mr. Klein upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date. 13,845 of the shares of common stock beneficially owned by Mr. Klein are held by a trust, for which Mr. Klein serves as trustee.

(14)
This amount includes 6,271 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement of the RSUs, 1,749 shares will be delivered to Mr. Manley upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(15)
This amount includes 31,301 shares of common stock issuable pursuant to the settlement of stock units and RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement, 20,809 shares will be delivered to Mr. Presby upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance of the RSUs will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(16)
This amount includes 22,950 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement of the RSUs, 16,679 shares will be delivered to Mr. Roddenberry upon his departure from the Board, 1,678 will be delivered in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date.

(17)
This amount includes 3,139 shares of common stock issuable pursuant to the settlement of RSUs that are vested or will vest within 60 days of April 3, 2017. Upon settlement, 1,570 shares will be delivered to Mr. Stebbins in May 2017 and the balance will be delivered on the earlier of his departure from the Board or the third anniversary of the respective grant date. 136,850 of the shares of common stock beneficially owned by Mr. Stebbins are held by a revocable trust, for which Mr. Stebbins serves as trustee and 237,251 are held by Mr. Stebbins' grantor retained annuity trust.

(18)
This amount includes an aggregate of 126,103 shares issuable pursuant to RSUs or SSARs that vested or will vest within 60 days after April 3, 2017.

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IX. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Based solely on a review of such reports that were filed with the SEC, all filings required of directors and Section 16 officers and persons who own more than 10% of our common stock in 2016 were made on a timely basis, with the exception of Carlos M. Velazquez who reported two late Form 4 transactions on Form 5 due to an inadvertent administrative oversight.

Shareholder Proposals for the 2018 Annual Meeting

              Proposals for Inclusion in the Proxy Statement.    The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2018 annual meeting of shareholders, or the "2018 Annual Meeting," is December 14, 2017. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with SEC regulations governing the solicitation of proxies.

              Proposals not Included in the Proxy Statement and Nominations for Director.    Shareholder proposals not included in the Company's proxy statement and shareholder nominations for director may be brought before an annual meeting of shareholders in accordance with the advance notice procedures described in the Company's By-Laws. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 25, 2018) and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. For the 2018 Annual Meeting, the Corporate Secretary must receive notice of the proposal on or after the close of business on January 25, 2018 and no later than the close of business on February 26, 2018. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company's By-Laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties' stock holdings and derivative positions in the Company's securities. If we hold the 2018 Annual Meeting more than 30 days earlier or more than 60 days later than such anniversary date, we must receive your notice not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

              The Company's By-Laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee's qualifications to serve on the Board, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

              The specific requirements of these advance notice provisions are set forth in Article I, Sections 6 and 7 of our By-Laws, a copy of which is available upon request. Such request and any shareholder proposals or director nominations should be sent to our Corporate Secretary at our principal executive offices.

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List of Shareholders Entitled to Vote at the Annual Meeting

              The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

              We will bear the cost of the solicitation of proxies from our shareholders, including preparing, printing and mailing the Notice and this proxy statement. In addition to solicitations by mail, our directors, officers and employees, and those of our subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. We will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. We may reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. We may also retain the services of a solicitor to assist in soliciting proxies and pay them a fee as well as other costs and expenses.

Communication with our Board of Directors

              Any interested party can contact our Board, any Board committee, our presiding director, our lead independent director, the non- management directors as a group or any individual director by (i) writing to any of them, c/o Corporate Secretary, at our principal office at 9800 Northwest 41st Street, Miami, Florida 33178, (ii) contacting our compliance hotline at (877) 787-8742 (Toll Free Domestic) or (770) 776-5690 (Collect) or (iii) accessing www.reportlineweb.com/wfs on the Internet. Such communications may be submitted on an anonymous or confidential basis. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to the appropriate director or directors.

Available Information

              We maintain an Internet website at www.wfscorp.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee, Governance Committee and Technology and Operations Committee, together with other corporate governance materials, such as our Corporate Governance Principles and Code of Conduct, can be found under the Investor Relations—Corporate Governance section of our website located at www.wfscorp.com, and such information is also available in print to any shareholder who requests it by writing to our Corporate Secretary at the address below.

              We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our 2016 annual report on Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the Investor Relations—Corporate Governance section of our Internet website, located at www.wfscorp.com. A request for a copy of such report should be directed to World Fuel Services Corporation, 9800 Northwest 41st Street, Miami, Florida 33178, Attention: Corporate Secretary. A copy of any exhibit to the 2016 annual report on Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

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Electronic Delivery

              Pursuant to rules adopted by the SEC, we are furnishing our proxy materials to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail instead of mailing a printed copy of our proxy materials, which include our proxy statement and annual report. This process has allowed us to expedite our shareholders' receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail at no charge upon request.

Householding

              We have adopted a procedure approved by the SEC called "householding." Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

              If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Wells Fargo Shareowner Services (in writing: P.O. Box 64854, St. Paul, MN 55164-0854, or by telephone: (800) 468-9716 or (651) 450-4064).

              If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Wells Fargo Shareowner Services as indicated above. Beneficial shareholders can request information about householding from their broker, bank, trustee, agent or other record holder.

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WORLD FUEL SERVICES CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 25, 2017

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Michael J. Kasbar and Paul H. Stebbins or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of World Fuel Services Corporation (“World Fuel”) at the annual meeting of shareholders to be held at the offices of Chadbourne & Parke LLP located at 1301 Avenue of the Americas, New York, NY 10019, May 25, 2017, at 8:00 a.m., Eastern Time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED.  THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND FOR “1 YEAR” IN PROPOSAL 3.  THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Changes/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the director nominees listed in proposal 1, FOR proposals 2 and 4 and for 1 YEAR in proposal 3.  If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.

1. Election of director nominees each for a term expiring at the next annual meeting or until his successor has been duly elected and qualified:

	FOR	WITHHOLD AUTHORITY
1. Michael J. Kasbar	☐	☐
2. Ken Bakshi	☐	☐
3. Jorge L. Benitez	☐	☐
4. Richard A. Kassar	☐	☐
5. John L. Manley	☐	☐
6. J. Thomas Presby	☐	☐
7. Stephen K. Roddenberry	☐	☐
8. Paul H. Stebbins	☐	☐

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

2. Approval of the non-binding, advisory vote on executive compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Recommendation on the frequency of future advisory votes on executive compensation.

1 Year	2 Years	3 Years	ABSTAIN
☐	☐	☐	☐

4. Ratification of the appointment of PricewaterhouseCoopers LLP as World Fuel’s independent registered public accounting firm for the 2017 fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.            ☐           WILL ATTEND

Signature	Signature	Date

Signature should agree with name printed hereon.  If stock is held in the name of more than one person, EACH joint owner should sign.  Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign.  Attorneys should submit powers of attorney.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET OR TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

World Fuel’s proxy statement and annual report are available online at www.proxyvote.com.